Exhibit 4.1

Execution Version

IHEARTCOMMUNICATIONS, INC.,

as the Company,

the Guarantors party hereto from time to time

AND

U.S. Bank National Association,

as Trustee and as Collateral Agent

6.375% Senior Secured Notes due 2026

INDENTURE

Dated as of May 1, 2019

i

EXHIBIT A	Form of Global Note
EXHIBIT B	Form of Supplemental Indenture to add Guarantors

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	N.A.
	(b)	7.8; 7.10
311	(a)	7.11
	(b)	7.11
312	(a)	2.6
	(b)	13.3
	(c)	13.3
313	(a)	7.6
	(b)(1)	N.A.
	(b)(2)	7.6; 7.7
	(c)	7.6
	(d)	3.10
314	(a)	3.10; 3.12
	(b)	N.A.
	(c)(1)	13.4; 13.5
	(c)(2)	13.4; 13.5
	(c)(3)	N.A.
	(d)	N.A.
	(e)	13.5
	(f)	N.A.
315	(a)	7.1
	(b)	7.5
	(c)	7.1
	(d)	7.1
	(e)	6.11
316	(a)(last sentence)	2.12
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4
318	(a)	13.1
	(b)	N.A.
	(c)	N.A.

N.A. Means Not Applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

v

INDENTURE dated as of May 1, 2019, among iHeartCommunications, Inc., a Texas corporation (the “Company”), the Guarantors party hereto and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $799,999,940 aggregate principal amount of its 6.375% Senior Secured Notes due 2026 (the “Initial Notes”), issued on the date hereof and (ii) any additional Notes that may be issued after the Issue Date (the “Additional Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Company and authenticated and delivered hereunder, the valid obligations of the Company, and (ii) to make this Indenture a valid agreement of the Company and the Guarantors have been done.

NOW, THEREFORE, in consideration of the premises and the acquisition of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“ABL Collateral Agent” means Citibank, N.A. in its capacity as collateral agent under the ABL Credit Agreement.

“ABL Credit Agreement” means the ABL Credit Agreement dated as of the Issue Date among the Company, as borrower, the Parent Guarantor, the other guarantors party thereto from time to time, Citibank, N.A., as Administrative Agent, and each lender from time to time party thereto together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such ABL Credit Agreement or one or more successors to the ABL Credit Agreement or one or more new credit agreements.

“ABL Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date, among the Company, as borrower, the other grantors party thereto, the Collateral Agent and the ABL Collateral Agent.”

“Acquired Indebtedness” means Indebtedness (x) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (y) of a Person assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in anticipation of or in connection with such Person becoming a Restricted Subsidiary of the Parent Guarantor or such acquisition or (z) of a Person at the time such Person merges or amalgamates with or into or consolidates or otherwise combines with the Parent Guarantor or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (y) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (z) of the preceding sentence, on the date of the relevant merger, amalgamation, consolidation or other combination.

“Additional Assets” means:

(a) any property or assets (other than Capital Stock) used or to be used by the Parent Guarantor, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor; or

(c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Parent Guarantor.

“Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Additional First Lien Obligations” has the meaning ascribed to it in the First Lien Intercreditor Agreement as in effect on the Issue Date.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Parent Guarantor).

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) the redemption price of such Note at May 1, 2022 (such redemption price (expressed in percentage of principal amount) being set forth in the table under SECTION 5.7(d) (excluding accrued but unpaid interest)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b) the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the redemption date to May 1, 2022; provided, however, that if the period from the redemption date to May 1, 2022 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a) the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Parent Guarantor or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Parent Guarantor) (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with SECTION 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions; in each case, other than:

(1) a disposition by a Restricted Subsidiary to the Parent Guarantor or by the Parent Guarantor or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3) a disposition of inventory, goods or other assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);

(4) a disposition of obsolete, worn out, uneconomic, damaged, or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Parent Guarantor and the Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Parent Guarantor and the Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Parent Guarantor or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Parent Guarantor or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(5) transactions permitted under SECTION 4.1 hereof or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Parent Guarantor or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Parent Guarantor;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Parent Guarantor) of less than the greater of (x) $100 million and (y) 1.0% of Total Assets;

(8) any Restricted Payment that is permitted to be made, and is made, under SECTION 3.3 hereof and the making of any Permitted Payment or Permitted Investment;

(9) dispositions in connection with Permitted Liens and Permitted Tax Restructurings;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) conveyances, sales, transfers, licenses, sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice, or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement, or as contemplated under the Transition Services Agreement;

(12) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business;

(13) foreclosure, condemnation or any similar action with respect to any property or other assets;

(14) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(15) any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or a Restricted Subsidiary, which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Capital Stock, Indebtedness or other securities of such Unrestricted Subsidiary;

(16) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased), and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17) any Sale and Leaseback Transaction and asset securitization permitted or not prohibited by this Indenture; provided that the fair market value of all property so disposed of after the Issue Date shall not exceed 3.5% of Total Assets;

(18) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(19) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(20) the unwinding of any Cash Management Services or Swap Obligations pursuant to its terms;

(21) transfers of property or assets subject to Casualty Events upon receipt of the net proceeds of such Casualty Event; provided that any Cash Equivalents received by the Parent Guarantor or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be net cash proceeds of an Asset Disposition, and such net cash proceeds shall be applied in accordance with SECTION 3.5 with the understanding that there shall not be a duplication in items deducted or used to reduce the amount contemplated by the definition of “Net Available Cash” (such as, for the avoidance of doubt, the payment of taxes); and

(22) the sale, conveyance, transfer or other disposition of Equity Interests of Clear Channel Outdoor Holdings, Inc. subject to the iHeartCommunications Warrants as a result of the exercise thereof or the cancellation of such Equity Interests upon the expiration of the iHeartCommunications Warrants without exercise, if applicable.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under SECTION 3.3 hereof, the Parent Guarantor, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under SECTION 3.3 hereof.

“Associate” means (i) any Person engaged in a Similar Business of which the Parent Guarantor or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor.

“Attributable Indebtedness” means, on any date, in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Plan” means the Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code of the United States filed with the United States Bankruptcy Court for the Southern District of Texas, Houston Division on October 18, 2018 [Docket No. 1632] (together with all schedules, documents and exhibits contained therein, as amended, supplemented, modified or waived from time to time).

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means (i) with respect to the Parent Guarantor or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.

“Broadcast Licenses” means the main station licenses issued by the Federal Communications Commission of the United States (or any Governmental Authority succeeding to the functions of such commission in whole or in part) or any foreign Governmental Authority and held by the Parent Guarantor or any of its Restricted Subsidiaries for the Broadcast Stations operated by the Parent Guarantor or any of its Restricted Subsidiaries.

“Broadcast Stations” means each full-service AM or FM radio broadcast station or full-service television broadcast station now or hereafter owned and operated by the Parent Guarantor or any of its Restricted Subsidiaries.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or the jurisdiction of the place of payment are authorized or required by law to close.

“Business Successor” means (i) any former Subsidiary of the Parent Guarantor and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Parent Guarantor (that results in such Subsidiary ceasing to be a Subsidiary of the Parent Guarantor), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Parent Guarantor.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible, or exchangeable into, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and for the avoidance of doubt, not a straight line or operating lease) for financial reporting purposes on the basis of GAAP; provided that, for purposes of calculations made pursuant to the terms of this Indenture, GAAP will be deemed to treat leases in a manner consistent with its treatment under generally accepted accounting principles as of January 1, 2015, notwithstanding any modifications or interpretive changes thereto that may have occurred thereafter. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) (a) Dollars, Canadian dollars, pounds Sterling, Yen, Euro or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Parent Guarantor and the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union on the Issue Date or, in each case, or any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;

(6) commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least (A) “A-1” or higher by S&P of “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the company) maturing within one year the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7) marketable short-term money market and similar securities having a rating of at least “P-2” or “A- 2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company), and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8) readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America, Canada, Switzerland, the United Kingdom, any member state of the European Union on the Issue Date or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable from either Moody’s or S&P (or, if at that time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);

(9) readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(11) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12) Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(13) bills of exchange issued in the United States, Canada, the United Kingdom, Japan or a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14) investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;

(15) investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;

(16) investments in pooled funds or investment accounts consisting of investments in the nature described in the foregoing clause (15);

(17) Cash Equivalents or installments similar to those referred to in clauses (1) through (16) above denominated in Dollars or any Alternative Currency;

(18) interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in installments of the types specified in clauses (1) through (17) above; and

(19) any marketable securities portfolio owned by the Parent Guarantor and its Subsidiaries on the Issue Date.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (19) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (19) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (19) above) will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer, treasury services and/or cash management services, including controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Casualty Event” means any event that gives rise to the receipt by the Parent Guarantor or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, goods, assets or Real Property (including any improvements thereon) to replace or repair such equipment, goods, assets or Real Property.

“Change of Control” means:

(1) the Parent Guarantor becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) under the Exchange Act as in effect on the Issue Date), other than a Parent Entity, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor; provided that so long as the Parent Guarantor is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity); or

(2) the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Parent Guarantor or any of its Restricted Subsidiaries) and any “person” (as defined in clause (1) above), other than any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that so long as the Parent Guarantor is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity).

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means (i) the “Collateral” as defined in the Senior Secured Notes Security Agreement, (ii) all the “Collateral” or “Pledged Assets” or similar term as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted or purported to be granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means U.S. Bank National Association in its capacity as collateral agent for the Senior Secured Notes Secured Parties.

“Collateral Documents” means, collectively, any security agreement (including the Senior Secured Notes Security Agreement), hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes.

“Collateral Requirement” means, at any time, the requirement that:

(1) the Trustee shall have received each Collateral Document required to be delivered on the Issue Date pursuant to SECTION 12.1 or from time to time pursuant to SECTION 3.7(a)(ii), SECTION 12.12 or SECTION 12.14, subject to the limitations and exceptions of this Indenture, duly executed by each of the Company and each Guarantor party thereto;

(2) the Senior Secured Notes Obligations and the Note Guarantees shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Company and each Guarantor, and (ii) all Equity Interests of each other Restricted Subsidiary (that is not an Excluded Subsidiary), in each case, subject to exceptions and limitations otherwise set forth in this Indenture, the Collateral Documents (to the extent appropriate in the applicable jurisdiction) and the Intercreditor Agreements;

(3) the Senior Secured Notes Obligations and the Note Guarantees shall have been secured by a perfected security interest in, and Mortgages on, (i) in the case of the Parent Guarantor, the Company and each Domestic Guarantor, substantially all now owned or, in the case of real property, fee owned, or at any time hereafter acquired tangible and intangible assets of each of the Company and the Guarantors thereof (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property in the United States of America, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Indenture and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) and (ii) in the case of each other Guarantor, a pledge of (x) the applicable Equity Interests referred to in clause (3) above and (y) each intercompany promissory note or similar debt instrument representing intercompany Indebtedness owed from a Restricted Subsidiary of the Parent Guarantor to the Company and/or any Guarantor, as applicable, subject to exceptions and limitations otherwise set forth in this Indenture and the Collateral Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the Collateral Documents, the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement;

(4) subject to limitations and exceptions of this Indenture and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (3) above or under SECTION 12.12 or 12.14 (each, a “Mortgaged Property”), the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Parent Guarantor may reasonably deem necessary or desirable in a manner consistent with the procedures outlined in the Credit Agreement, to the extent applicable, in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Senior Secured Notes Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall, to the extent permitted pursuant to applicable law, be limited to 100% of the fair market value of the property (as reasonably determined by the Parent Guarantor in a manner consistent with the procedures outlined in the Credit Agreement, to the extent applicable) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid American Land Title Association Lender’s policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Senior Secured Notes Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to SECTION 3.6 and other Liens reasonably acceptable to the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (iii) opinions of local counsel to the Company and the Guarantors in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent and (iv) no later than three Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Indenture, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, duly executed and acknowledged by the appropriate party among the Company and the Guarantors, together with evidence of flood insurance as and to the extent required under Section 6.07 of the Credit Agreement. Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any real property acquired by the Company or the Guarantors after the Issue Date until (1) the date that occurs 45 days after the Trustee has delivered to the Senior Secured Holders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a Special Flood Hazard Area, (A) a notification to the Company (or applicable party among the Company and the Guarantors) of that fact and (if applicable) notification to the Company (or applicable party among the Company and the Guarantors) that flood insurance coverage is not available and (B) evidence of the receipt by the Company (or applicable party among the Company and the Guarantors) of such notice; and (iii) if such notice is required to be provided to the Company (or applicable party among the Company and the

Guarantors) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Trustee shall have received written confirmation from the Senior Secured Holders the that flood insurance due diligence and flood insurance compliance has been completed by the Senior Secured Holders (such written confirmation not to be unreasonably conditioned, withheld or delayed); and

(5) Notwithstanding anything contained herein to the contrary, if any fee owned real property owned by the Company or any Guarantor becomes subject to a Lien (other than a Lien permitted under clauses (2), (3), (4), (5), (7) or (15) of the definition of Permitted Lien or any non-consensual Lien arising by operation of Law), as promptly as practicable, deliver to the Collateral Agent with respect to each such parcel of real property, a mortgage, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Company or any Guarantor, except for any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Company or any Guarantor or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Company and the Guarantors or their respective Subsidiaries to obtain such consent, such consent cannot be obtained.

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Note Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to the following: (i) other than in the case of any Electing Guarantors, any property or assets owned by any Excluded Subsidiary, (ii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition, (iii) any interest in fee-owned real property other than Material Real Properties, (iv) Excluded Contracts, Excluded Equipment and any interest in leased real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to leases, including any requirement to obtain or deliver landlord waivers, estoppels or collateral access letters), (v) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code, (vi) margin stock and Equity Interests of any Person other than wholly-owned Subsidiaries that are Restricted Subsidiaries, (vii) any trademark application filed in the United States Patent and Trademark Office on the basis of the Company’s or any Guarantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to the Parent Guarantor and any Restricted Subsidiaries of the Parent Guarantor, as determined in the reasonable judgment of the Parent Guarantor in a manner consistent with the procedures outlined in the Credit Agreement, to the extent applicable, (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provisions of the UCC and other applicable Law, (x) pledges and security interests prohibited or restricted by applicable Law whether on the Issue Date or thereafter (including any requirement to obtain the consent of any Governmental Authority or third party), (xi) all commercial tort claims in an amount less than $15,000,000 in the aggregate, (xii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (xiii) any particular assets if, in the reasonable judgment of the Parent Guarantor in a manner consistent with the procedures outlined in the Credit Agreement, to the extent applicable, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Holders, (xiv) cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets), in each case, other than proceeds of Collateral as to which perfection may be accomplished solely by the filing of a UCC financing statement, (xv) any segregated funds held in escrow for the benefit of an unaffiliated third party (including such funds in Escrow), (xvi) any FCC Authorizations to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to applicable Communications Laws, but the Collateral shall include, to the maximum extent permitted by law, all rights incident or appurtenant to the FCC Authorizations (except to the extent requiring approval of the FCC, unless such approval has first been secured consistent with SECTION 13.17), the economic value of the FCC Authorizations, and the right to receive all proceeds derived from or in connection with the direct or indirect sale, assignment or transfer of the FCC Authorizations, (xvii) the Identified Assets (as defined in the Credit Agreement) and (xviii) any Capital Stock of any Subsidiary of the Company in excess of the maximum amount of such Capital Stock that could be included in the Collateral without creating a requirement pursuant to Rule 3-16 of Regulation S-X under the Securities Act for separate financial statements of such Subsidiary to be included in reports by the Parent Guarantor, any Subsidiary or Parent Entity of the Parent Guarantor with the SEC (or any other governmental agency); (xix) any Equity Interests of Clear Channel Outdoor Holdings, Inc.; and (xx) proceeds from any and all of the foregoing assets described in the clauses above to the extent such proceeds would otherwise be excluded pursuant the clauses above;

(B) (i) the foregoing definition shall not require control agreements with respect to any cash, deposit accounts or securities accounts or any other assets requiring perfection through control agreements; (ii) other than with respect to an Electing Guarantor organized in a jurisdiction other than the U.S. or a Foreign Subsidiary that is not an Immaterial Foreign Subsidiary that is required to join as a Guarantor hereunder, no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements, or share charge (or mortgage) agreements governed under the laws of any non-U.S. jurisdiction, other than, with respect to an Electing Guarantor organized in a jurisdiction other than the U.S. or a Foreign Subsidiary that is not an Immaterial Foreign Subsidiary that is required to join as a Guarantor hereunder, a security agreement, pledge agreement or share charge governed by the laws of such jurisdiction in which such Subsidiary is organized) and (iii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the UCC with respect to the Company or a Guarantor or delivery of possessory Collateral required to be delivered pursuant to the Collateral Documents, the Note Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in this clause (B);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Issue Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Company, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Indenture or the Collateral Documents;

(D) Liens required to be granted from time to time pursuant to the Collateral Requirement shall be subject to exceptions and limitations set forth in this Indenture and the Collateral Documents; and

(E) general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principles may limit the ability of a Foreign Subsidiary to provide Collateral or may require that the Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Parent Guarantor in a manner consistent with the procedures outlined in the Credit Agreement, to the extent applicable.

“Communications Laws” means the Communications Act of 1934, as amended, and the FCC’s rules, regulations, published orders and published and promulgated policy statements, all as may be amended from time to time.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by, in each case (other than with respect to clauses (h), (j) and (n)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income, profits or capital gains of the Parent Guarantor and its Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax) and foreign withholding (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest relating to such taxes or arising from tax examinations), and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on any Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” as set forth in clauses (i) to (vii) thereof); plus

(c) the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of Parent Guarantor and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(d) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), costs and expenses for Permitted Tax Restructurings, start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, non-cash write-offs, write-downs, expenses, losses or items reducing Consolidated Net Income for such period (provided that if any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for potential cash items for a future period (A) Parent Guarantor may elect not to add back such non-cash charge in the current period and (B) to the extent Parent Guarantor elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-wholly owned Subsidiary; plus

(g) the amount of fees, compensation and indemnities and expenses paid to members of the Board of Directors of the Parent Guarantor or any of its Parent Entities; plus

(h) the amount of (x) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions generated from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent Guarantor) within 24 months after the Issue Date (including from any actions taken in whole or in part prior to the Issue Date), net the amount of actual benefits realized during such period from such actions and (y) pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives generated from actions that have been taken or with respect to which substantial steps have been taken (in each case, including prior to the Issue Date) or are expected to be taken (in the good faith determination of the Parent Guarantor) within 24 months after a merger or other business combination, acquisition, investment, disposition or divestiture is consummated or generated by actions (including restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives) that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent Guarantor), in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of such period, as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Parent Guarantor and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (h) to the extent duplicative of any synergies, expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period or any period; provided further that the aggregate amount of add backs made pursuant to this clause (h)(y) shall not exceed an amount equal to 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (calculated before giving effect to any adjustments pursuant to this clause (h)(y) and excluding amounts in compliance with Regulation S-X of the Exchange Act); plus

(i) any costs or expense incurred by the Parent Guarantor or a Restricted Subsidiary or a Parent Entity of the Parent Guarantor to the extent paid by the Parent Guarantor pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Parent Guarantor or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Stock) of the Parent Guarantor solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in SECTION 3.3(a)(4)(iii) hereof; plus

(j) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(k) any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of the Parent Guarantor or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Parent Guarantor; plus

(l) 100% of the increase in the amount of long or short term deferred revenue of the Parent Guarantor and its Restricted Subsidiaries, on a consolidated basis, determined in accordance with GAAP, as of the end of such period from the amount of long or short term deferred revenue of the Parent Guarantor and its Restricted Subsidiaries, on a consolidated basis, determined in accordance with GAAP, as of the beginning of such period (or minus 100% of any such decrease); plus

(m) amortization of development advance payments which were made with the objective of increasing the number of clients or customers; plus

(n) the amount of net cost savings and net cash flow effect of revenue enhancements related to any binding new agreements or amendments to existing agreements with customers, projected by the Parent Guarantor in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or revenue enhancements shall be subject only to certification by management of the Parent Guarantor and shall be calculated on a pro forma basis as though such cost savings or revenue enhancements had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or revenue enhancements are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or revenue enhancements shall be added pursuant to this clause (n) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (d) above with respect to such period; provided that the aggregate amount of add backs made relating to any binding new agreements or amendments to existing agreements with customers in respect of which no revenues have been received during such period pursuant to this clause (n) shall not exceed an amount equal to 5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (n));

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of the Parent Guarantor for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(b) any net income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Parent Guarantor.

“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness that is secured by a Lien on the Collateral that is pari passu with the Liens on the Collateral securing the Notes as of such date to (y) LTM EBITDA.

“Consolidated Interest Expense” means for any period, without duplication, the sum of:

(1) consolidated interest expense of the Parent Guarantor and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Obligations with respect to Indebtedness, and (f) cash interest expense of Indebtedness for which the proceeds are held in any escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness (except, excluding the interest expense in respect thereof that is covered by such proceeds held into such escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness), and excluding (i) costs associated with obtaining Swap Obligations or other derivative instruments, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (iii) penalties and interest relating to taxes, (iv) any “additional interest” or “liquidated damages” with respect to securities for failure to timely comply with registration rights obligations, (v) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (vi) any expensing of bridge, commitment and other financing fees relating to the Transactions or any acquisitions after the Issue Date, including annual agency fees paid pursuant to administrative agents and trustees under the Credit Agreement or other Credit Facilities, and (vii) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty; plus

(2) consolidated capitalized interest of the Parent Guarantor and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Parent Guarantor and its Restricted Subsidiaries for any period, the net income (loss) of the Parent Guarantor and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1) any after-tax effect of extraordinary, non-recurring or unusual losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs and expenses for Permitted Tax Restructurings, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(3) any net after-tax effect on gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber contract sales) or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business;

(5) the net income for such period of any Person that is not a Subsidiary of Parent Guarantor, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of the Parent Guarantor shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the Parent Guarantor or a Restricted Subsidiary thereof in respect of such period;

(6) any net income for such period of any Restricted Subsidiary (other than the Company or any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions pursuant to this Indenture), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of the Parent Guarantor and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the Parent Guarantor or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein (other than Excluded Contributions);

(7) [Reserved];

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivate instruments;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10) any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with equity incentives or other long-term incentive compensation plans, roll-over, acceleration, or payout of Capital Stock by management, other employees or business partners of the Parent Guarantor or any of its Parent Entities;

(11) any fees and expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the issuance of the Notes, the Senior Secured Notes, the syndication and incurrence of loans under the Credit Agreement, the ABL Credit Agreement and other securities and the syndication and incurrence of any Credit Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, the Senior Secured Notes, the Credit Agreement, the ABL Credit Agreement, other securities and any Credit Facility) and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Financial Accounting Standards Codification No. 805);

(12) accruals and reserves that are established or adjusted within 12 months after the Issue Date that are so required to be established or adjusted as a result of the Transactions (or within twenty-four months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies; provided that amounts paid in respect of such accruals and reserves shall be deducted from Consolidated Net Income when paid in cash;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Parent Guarantor has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period);

(14) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718;

(15) the following items:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gains or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks,

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, and

(f) restructuring-related or other similar charges, fees, costs, commissions and expenses or other charges incurred during such period in connection with this Indenture, the Bankruptcy Plan, and any and all transactions contemplated by the foregoing, including the write-off of any receivables, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization of the debtors under the Bankruptcy Plan;

(16) [Reserved];

(17) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any Parent Entity of such Person in respect of such period in accordance with SECTION 3.3(b)(9)(i) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of the Parent Guarantor and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture to the extent such expenses and charges reduced Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (other than Indebtedness with respect to Cash Management Services and intercompany Indebtedness), of the Parent Guarantor and its Restricted Subsidiaries outstanding on such date, minus (b) the aggregate amount of cash and Cash Equivalents included in the consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements of the Parent Guarantor are available with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Total Leverage Ratio” and as determined in good faith by the Parent Guarantor.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date for which internal consolidated financial statements are available. In the event that the Parent Guarantor or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Total Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Total Leverage Ratio is made (the “Consolidated Total Leverage Ratio Calculation Date”), then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Parent Guarantor or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Total Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations (and the change in any associated obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Parent Guarantor or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

Notwithstanding anything in this definition or anything else to the contrary, when calculating the Consolidated Total Leverage Ratio or Consolidated First Lien Secured Leverage Ratio, as applicable, in each case in connection with a Limited Condition Acquisition, (1) the date of determination of such ratio and of any condition requiring that no Default or Event of Default under this Indenture shall then exist shall, at the option of the Company, be the date the definitive agreements for such Limited Condition Acquisition are entered into; (2) such ratios shall be calculated on a pro forma basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four-quarter reference period; (3) for the avoidance of doubt if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Parent Guarantor or the target company) at or prior to the consummation of the relevant Limited Condition Acquisition, (x) such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; and (4) if the Parent Guarantor elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of subsequently calculating any ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Total Assets or Consolidated Net Income for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including cost savings and synergies; provided that (x) such cost savings and synergies are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Parent Guarantor. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Total Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Parent Guarantor and/or other companies.

“Credit Agreement” means the Credit Agreement dated as of the Issue Date among the Company, as borrower, the Parent Guarantor, the other guarantors party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent, and each lender from time to time party thereto together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Agreement Collateral Agent” means Citibank, N.A. in its capacity as collateral agent for the Credit Agreement Secured Parties.

“Credit Agreement Obligations” has the meaning assigned to the term “Obligations” in the Credit Agreement, together with any Refinancing thereof.

“Credit Agreement Secured Parties” has the meaning ascribed to it in the First Lien Intercreditor Agreement as in effect on the Issue Date.

“Credit Facility” means, with respect to the Parent Guarantor or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement, the original ABL Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Parent Guarantor as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Credit Facility Documents” means the collective reference to any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Parent Guarantor) of non-cash consideration received by the Parent Guarantor or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non- Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with SECTION 3.5 hereof.

“Designated Preferred Stock” means, with respect to the Parent Guarantor, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Parent Guarantor, the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Parent Guarantor or any such Subsidiary for the benefit of their employees to the extent funded by the Parent Guarantor or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Parent Guarantor at or prior to the issuance thereof the Net Cash Proceeds of which are excluded from the calculation set forth in SECTION 3.3(a)(4)(iii) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Parent Guarantor having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Parent Guarantor shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Parent Guarantor or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent Guarantor or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with SECTION 3.3 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor, any of its Subsidiaries, any Parent Entity or any other entity in which the Parent Guarantor or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” (within the meaning of the Securities Act or Exchange Act) by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Guarantor or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Guarantor” means each Domestic Subsidiary that is a Guarantor.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Offering” means any public or private sale of Capital Stock of the Parent Guarantor or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Parent Guarantor’s or any direct or indirect parent company’s Capital Stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Parent Guarantor; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contract” means, at any date, any rights or interest of the Company or any Guarantor under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not the Company or any Guarantor, or any requirement of law, prohibits, or requires any consent or establishes any other condition for or would terminate because of an assignment thereof or a grant of a security interest therein by the Company or a Guarantor; provided that (i) rights under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the UCC and (ii) all proceeds paid or payable to any of the Company or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Parent Guarantor as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Parent Guarantor after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent Guarantor or any Subsidiary of the Parent Guarantor for the benefit of their employees to the extent funded by the Parent Guarantor or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Parent Guarantor, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company delivered within 180 days of the date such capital contribution, issuance or sale.

“Excluded Equipment” means, at any date, any equipment or other assets of the Company or any Guarantor which is subject to, or secured by, a Capitalized Lease Obligation or a purchase money obligation if and to the extent that (i) a restriction in favor of a Person who is not the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor contained in the agreements or documents granting or governing such Capitalized Lease Obligation or purchase money obligation prohibits, or requires any consent or establishes any other conditions for or would result in the termination of such agreement or document because of an assignment thereof, or a grant of a security interest therein, by the Company or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Company or any Guarantor with the proceeds of such Capitalized Lease Obligation or purchase money obligation and attachments thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any of the Company or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capitalized Lease Obligations or purchase money obligations secured by such assets.

“Excluded Subsidiary” means (a) any Subsidiary of the Parent Guarantor that is not, directly or indirectly, a wholly-owned Subsidiary of the Parent Guarantor, (b) any Subsidiary of a Guarantor that does not have total assets in excess of 5.0% of Total Assets or 5.0% of revenues of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis, in each case, individually or in the aggregate with all other Subsidiaries that are excluded pursuant to this clause (b), (c) any Subsidiary that is prohibited by applicable Law or contractual obligations (other than any contractual obligation in favor of the Parent Guarantor or any of its Restricted Subsidiaries) existing on the Issue Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Senior Secured Notes Obligations or if guaranteeing the Senior Secured Notes

Obligation would require governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Parent Guarantor, the burden or cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Holders therefrom, (e) [reserved], (f) any not-for-profit Subsidiaries, (g) any Unrestricted Subsidiaries, (h) any Immaterial Foreign Subsidiary, (i) any Foreign Subsidiary with respect to which, in the reasonable judgment of the Parent Guarantor, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Holders therefrom, (j) [reserved], (k) any captive insurance subsidiaries, and (l) special purpose entities; provided that, notwithstanding the foregoing, “Excluded Subsidiary” shall not include (i) the Company, (ii) any Electing Guarantor for so long as such Electing Guarantor constitutes an Electing Guarantor in accordance with the terms of this Indenture, or (iii) any Subsidiary of the Parent Guarantor that is a guarantor under any Credit Facility Documents or any Junior Priority Indebtedness.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Parent Guarantor setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.

“FCC Authorizations” means all Broadcast Licenses and other licenses, permits and other authorizations issued by the FCC and held by Parent Guarantor, the Issuer or any of the Restricted Subsidiaries.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” means the intercreditor agreement, dated as of the Issue Date, among the Company, as borrower, the other grantors party thereto, the Collateral Agent and the Credit Agreement Collateral Agent.

“First Priority Credit Obligations” means (i) any and all amounts payable under or in respect of any Credit Facility and the other Credit Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Lien incurred or deemed incurred to secure Indebtedness under the Credit Facilities constituting First Priority Obligations pursuant to clause (19) and subclause (a) of the provision in clause (30) of the definition of “Permitted Liens,” and (ii) all other Obligations of the Parent Guarantor or any of its Restricted Subsidiaries in respect of Swap Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Swap Obligations or Obligations in respect of cash management services.

“First Priority Liens” means all Liens that secure the First Priority Obligations.

“First Priority Notes Obligations” means all Obligations of the Company and the Guarantors under the Notes and the Collateral Documents.

“First Priority Obligations” means (a) all the Credit Agreement Obligations, (b) all the Senior Secured Notes Obligations and (c) all the Additional First Lien Obligations.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such Period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Parent Guarantor notifies the Trustee that the Parent Guarantor elects to amend any provision hereof to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective and (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof.

“Governmental Authority” means any nation or government, any state, territory or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person or other monetary obligation payable or performable by another Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation;

(3) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness or other monetary obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); or

(4) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, collectively, (i) the Parent Guarantor, (ii) any Electing Guarantor, and (iii) any Restricted Subsidiary that Guarantees the Notes, until, in each case, such Note Guarantee is released in accordance with the terms of this Indenture.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“iHeartCommunications Warrants” means the warrants issued by the Company to a Claimholder (as defined in the Bankruptcy Plan) on the Issue Date to purchase shares of common stock of Clear Channel Outdoor Holdings, Inc.

“iHeartMedia” means iHeartMedia, Inc., a Delaware corporation.

“iHeart Operations” means iHeart Operations, Inc., a Delaware corporation, all of whose Capital Stock, other than Preferred Stock, is owned by the Company as of the Issue Date.

“iHeart Operations Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of iHeart Operations issued to the holders thereof in accordance with the Bankruptcy Plan.

“Immaterial Foreign Subsidiary” means, at any date of determination, any Foreign Subsidiary of the Parent Guarantor that, together with its consolidated Subsidiaries, does not have (i) revenues exceeding 15.0% of total revenues for the Parent Guarantor and the Restricted Subsidiaries on a consolidated basis or (ii) total assets exceeding 15.0% of Total Assets.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guaranties, surety bonds, performance bonds or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the liquidation preference or the principal component of all obligations of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends and any obligations in respect of the iHeart Operations Preferred Stock);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(8) Guarantees by such Person of the principal component of Indebtedness and the other clauses of this definition of other Persons to the extent Guaranteed by such Person;

(9) all Attributable Indebtedness; and

(10) net obligations of such Person under Swap Obligations;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Parent Guarantor appearing upon the balance sheet of Parent Guarantor solely by reason of push down accounting under GAAP shall be excluded.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited.

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (7) of this definition shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii) obligations under Cash Management Services;

(iii) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v) in connection with the purchase by the Parent Guarantor or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any consolidation, amalgamation, merger or transfer of assets that complies with ARTICLE IV;

(viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Parent Guarantor solely by reason of push down accounting under GAAP; or

(ix) Capital Stock (other than Disqualified Stock).

“Indenture” means this Indenture, dated as of the Issue Date, as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking, appraisal or accounting firm or a consultant to Persons engaged in Similar Businesses of national standing or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Intellectual Property Security Agreements” has the meaning set forth in the Senior Secured Notes Security Agreement.

“Intercreditor Agreements” means the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, and any intercreditor agreement with respect to Junior Priority Indebtedness on terms that are customary for such financings as determined by the Parent Guarantor in good faith reflecting the subordination of such Liens to the Liens securing the Notes and the Note Guarantees.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Parent Guarantor or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent Guarantor or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of SECTIONS 3.3 and 3.16 hereof:

(1) “Investment” will include the portion (proportionate to the Parent Guarantor’s Equity Interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Parent Guarantor at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Parent Guarantor.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully guaranteed or insured by a member of the European Union, the Japanese government or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “BBB” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Parent Guarantor and its Subsidiaries; and

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1) a rating of “BBB-” or higher from S&P;

(2) a rating of “Baa3” or higher from Moody’s; or

(3) a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by either any rating organization or, if no rating of Moody’s, S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means the date the Notes are first issued.

“Junior Priority Indebtedness” means other Indebtedness of the Company and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Notes as permitted by this Indenture.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, constitutions, guidelines, regulations, ordinances, codes, common law and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by the Parent Guarantor or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing; provided that for purposes of determining compliance with SECTION 3.3 hereof, the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Loan Documents” has the meaning ascribed to it in the Credit Agreement in effect as of the Issue Date, including with respect to any additional defined terms included in such definition.

“LTM EBITDA” means Consolidated EBITDA of the Parent Guarantor measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Guarantor are available (which may be internal consolidated financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Total Leverage Ratio.”

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates) of any Parent Entity, the Parent Guarantor or any Restricted Subsidiary:

(1) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice; or

(2) not exceeding $15 million in the aggregate outstanding at any time for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Parent Guarantor, its Subsidiaries or any Parent Entity or for any other purpose not described in clause (1) above.

“Material Real Property” means any fee owned Real Property located in the United States that is owned by the Company or any Guarantor with a fair market value in excess of $15,000,000 (at the Issue Date or, with respect to Real Property acquired after the Issue Date, at the time of acquisition, in each case, as reasonably estimated by the Company in good faith).

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral Requirement.”

“Mortgaged Property” has the meaning set forth in the definition of “Collateral Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Company or any Guarantor in favor or for the benefit of the Collateral Agent on behalf of the Senior Secured Notes Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to SECTION 12.12 or 12.14, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Parent Guarantor and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Parent Guarantor or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Parent Guarantor or any Restricted Subsidiary after such Asset Disposition; and

(5) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Parent Guarantor and after taking into account any available tax credit or deductions and any tax sharing agreements).

“Non-Guarantor” means any Restricted Subsidiary of the Parent Guarantor that is not a Guarantor (other than the Company).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, this Indenture, the Collateral Documents and the Intercreditor Agreements.

“Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Guarantor or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be an executive officer, a financial officer, the treasurer or an accounting officer of such Person that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Parent Guarantor or its Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Company.

“Parent Entity Expenses” means:

(1) costs (including all legal, accounting and other professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Parent Guarantor or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act or Exchange Act;

(2) customary salary, bonus, severance, indemnity, insurance (including premiums therefor), other benefits and indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Parent Guarantor and its Subsidiaries;

(3) obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Parent Guarantor and its Subsidiaries;

(4) (x) general corporate operating and overhead expenses, including professional fees and expenses and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Parent Guarantor or any of its Restricted Subsidiaries;

(5) expenses Incurred by any Parent Entity in connection with any offering, sale, conversion or exchange of Capital Stock or Indebtedness; and

(6) amounts to finance Investments that would otherwise be permitted to be made pursuant to SECTION 3.3 hereof if made by the Parent Guarantor; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Parent Guarantor or one of the Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Parent Guarantor or one of its Restricted Subsidiaries (to the extent not prohibited by SECTION 4.1 hereof) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Parent Guarantor or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Parent Guarantor or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Parent Guarantor shall not increase amounts available for Restricted Payments pursuant to SECTION 3.3(a)(4)(iii) hereof and (E) such Investment shall be deemed to be made by the Parent Guarantor or such Restricted Subsidiary pursuant to another provision of this covenant or pursuant to the definition of “Permitted Investments.”

“Parent Guarantor” means iHeartMedia Capital I, LLC, a Delaware limited liability company.

“Pari Passu Indebtedness” means Indebtedness of the Company or a Guarantor which ranks equally in right of payment to the Notes or such Guarantor’s Note Guarantee, as applicable (without regard to whether such Indebtedness is secured or guaranteed).

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Parent Guarantor or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with SECTION 3.5 hereof.

“Permitted Investment” means (in each case, by the Parent Guarantor or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Parent Guarantor or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, as of the date of the Investment, in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Parent Guarantor or a Restricted Subsidiary, and any Investment held by such Person;

(3) Investments in cash, Cash Equivalents or Investment Grade Securities;

(4) Investments in receivables owing to the Parent Guarantor or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5) Investments in payroll, travel, entertainment, moving related and similar advances that are made in the ordinary course of business or consistent with past practice;

(6) Management Advances;

(7) Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Parent Guarantor or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable, in each case, of equivalent value held by the Parent Guarantor or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition; provided that such Investments shall be pledged as Collateral to the extent the assets subject to such Asset Disposition constituted Collateral;

(9) Investments existing or pursuant to arrangements, agreements or instruments in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10) Swap Obligations, which transactions or obligations are Incurred in compliance with SECTION 3.2 hereof;

(11) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under SECTION 3.6 hereof;

(12) any Investment to the extent made using Capital Stock of the Parent Guarantor (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration, provided that any such Investment does not constitute or give rise to a Change of Control;

(13) any transaction to the extent constituting an Investment that is permitted by and made in accordance with SECTION 3.8(b) hereof (except those described in SECTIONS 3.8(b)(1), (3), (6), (7), (8), (9), (12) and (14) hereof);

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Indenture;

(15) (i) Guarantees not prohibited by SECTION 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are permitted by this Indenture;

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into the Parent Guarantor or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18) [Reserved];

(19) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent Guarantor;

(20) Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $100 million and 1.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of SECTION 3.3 hereof of any amounts applied pursuant to SECTION 3.3(a)(4)(iii) hereof) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Parent Guarantor or a Restricted Subsidiary at the

date of the making of such Investment and such person becomes the Parent Guarantor or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be the Parent Guarantor or a Restricted Subsidiary;

(21) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $375 million and 40.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of SECTION 3.3 hereof of any amounts applied pursuant to SECTION 3.3(a)(4)(iii) hereof with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Parent Guarantor or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Parent Guarantor or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant for so long as such Person continues to be the Parent Guarantor or a Restricted Subsidiary;

(22) any Investment in another Person if such Person is engaged in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $100 million and 10.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(23) [Reserved];

(24) [Reserved;]

(25) repurchases of Notes;

(26) [Reserved];

(27) transactions entered into in order to consummate a Permitted Tax Restructuring;

(28) guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(29) Investments consisting of purchases and acquisitions of assets or services made in the ordinary course of business or consistent with past practice, in connection with obtaining, maintaining or renewing client, customer and provider contracts and loans or advances, extensions of credit or prepayments made to, and guarantees with respect to obligations of, suppliers, lessors, licensors, licensees, distributors, advisors, hosts and producers in the ordinary course of business or consistent with past practice;

(30) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(31) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices; and

(32) any other Investment so long as, immediately after giving pro forma effect to the Investment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated Total Leverage Ratio shall be no greater than 4.75 to 1.00.

Notwithstanding the foregoing, no Broadcast Licenses, Broadcast Stations or material intellectual property or other material property or asset necessary at such time to the operation of the business of the Parent Guarantor and its Restricted Subsidiaries that are, in each of the foregoing cases, owned by a Guarantor, may be contributed as an Investment or otherwise, whether directly or indirectly or by one or more transactions, by any Guarantor to any Person that is not a Guarantor.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Restricted Subsidiary that is not the Company or a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not the Company or a Guarantor;

(2) pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or in connection with bids, tenders, completion guarantees (other than for borrowed money), contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if, in each case, adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Parent Guarantor and its Restricted Subsidiaries or to the ownership of their properties, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Parent Guarantor and its Restricted Subsidiaries;

(6) Liens (a) on assets or property of the Parent Guarantor or any Restricted Subsidiary securing Swap Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business; (c) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (d) (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof;

(7) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8) Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9) [Reserved];

(10) Liens perfected or evidenced by UCC financing statement filings, including precautionary UCC financing statements, (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Parent Guarantor and its Restricted Subsidiaries in the ordinary course of business;

(11) Liens existing on the Issue Date, excluding Liens securing the Credit Agreement and the ABL Credit Agreement;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Parent Guarantor or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Parent Guarantor or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13) Liens on assets or property of the Parent Guarantor or any Restricted Subsidiary securing Indebtedness or other obligations of the Parent Guarantor or such Restricted Subsidiary owing to the Parent Guarantor or another Restricted Subsidiary, or Liens in favor of the Parent Guarantor or any Restricted Subsidiary;

(14) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness or other Obligations being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19) Liens securing Indebtedness permitted to be Incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Indenture to be Incurred pursuant to SECTIONS 3.2(b)(1) or 3.2(b)(14) hereof;

(20) Liens securing Indebtedness and other Obligations under SECTION 3.2(b)(5) hereof; provided that such Liens shall only be permitted if (x) such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Parent Guarantor or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates and (y) on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence, the Consolidated First Lien Secured Leverage Ratio would equal or be less than the Consolidated First Lien Secured Leverage Ratio immediately prior to giving effect thereto;

(21) Liens securing Indebtedness and other Obligations under SECTION 3.2(b)(7), (10) and (14);

(22) any security granted over the marketable securities portfolio described in clause (8) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Parent Guarantor or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24) Liens on equipment of the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(25) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(26) Liens on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(28) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under SECTION 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29) Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $300 million and (b) 30.0% of LTM EBITDA at any one time outstanding;

(30) Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to SECTION 3.2; provided that (a) in the case of Liens Incurred pursuant to this clause (30) securing Indebtedness constituting First Priority Obligations, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would be no greater than 4.50 to 1.00 and the holders of such Indebtedness or their duly appointed agent, shall become a party to the First Lien Intercreditor Agreement and (b) in the case of Liens Incurred pursuant to this clause (30) securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an Intercreditor Agreement with the Collateral Agent on terms that are customary for such financings as determined by the Parent Guarantor in good faith reflecting the subordination of such Liens to the Liens securing the Notes and Note Guarantees;

(31) [Reserved];

(32) Liens securing any Obligations in respect of the Notes issued on the Issue Date or this Indenture, excluding, for the avoidance of doubt, Additional Notes;

(33) rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(34) the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Parent Guarantor or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(35) Liens arising in connection with any Permitted Tax Restructuring;

(36) [Reserved];

(37) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

(38) (a) any Lien permitted to remain outstanding under the Bankruptcy Plan and (b) any Lien arising in connection with the Transactions.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Tax Distribution” means, if and for so long as the Parent Guarantor is a member (or disregarded from a member for U.S. federal income tax purposes) of a group filing a consolidated or combined tax return with any Parent Entity, any dividends or other distributions to fund (a) any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Parent Guarantor and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Parent Guarantor and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Parent Guarantor and its Subsidiaries or (b) franchise or similar non-income Taxes of such Parent Entity that are required either (i) in order to maintain its corporate existence under applicable law or (ii) to comply with applicable tax law.

“Permitted Tax Restructuring” means any reorganizations and other activities entered into after the Issue Date among the Parent Guarantor and its Restricted Subsidiaries for the purpose of tax planning and optimizing the tax payments of the Parent Guarantor and its Restricted Subsidiaries, provided that:

(a) after giving effect to any such reorganization and other activities (i) the priority and perfection of the Liens on the Collateral shall be maintained for the benefit of the Holders as in effect prior to such reorganizations and other activities and as required under the Note Documents, (ii) any outstanding Lien that is required to be created pursuant to the terms of the Note Documents shall not be terminated or subordinated, (iii) security interests of the Holders shall not be impaired and (iv) no intervening Lien shall be created, incurred or assumed that would directly or indirectly be adverse to the Holders, in their capacities as such;

(b) after giving effect to such Permitted Tax Restructuring, each of the Parent Guarantor and its Restricted Subsidiaries otherwise comply with Section 6.11 of the Credit Agreement, as in effect as of the Issue Date (or as otherwise amended in accordance with the terms thereof) and SECTION 3.7(a)(ii) of this Indenture;

(c) to the extent that any Permitted Tax Restructuring would, directly or indirectly, in one step or a series of steps, (i) transfer or dispose of assets or Equity Interests from the Company or any Guarantor to a Non-Guarantor or (ii) merge or consolidate the Company or any Guarantor into a Non-Guarantor, then the Parent Guarantor shall cause such a Non-Guarantor to sell, assign, convey or otherwise transfer any assets or equity received in any such transaction to a Guarantor, cause such a Non-Guarantor to merge or consolidate with and into a Guarantor or otherwise cause such transfer or merger or consolidation to be reversed or unwound as soon as reasonably practicable but in no event more than 60 days after such transaction, and cause the applicable Subsidiary to comply with the terms of Section 6.11 of the Credit Agreement, as in effect as of the Issue Date (or as otherwise amended in accordance with the terms thereof) and SECTION 3.7(a)(ii) of this Indenture; and

(d) for the avoidance of doubt, no such Permitted Tax Restructuring may allow the incurrence of, and neither the Parent Guarantor nor any of its Restricted Subsidiaries may incur, Indebtedness other than Indebtedness permitted hereunder (other than intercompany Indebtedness which is otherwise repaid).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Pledged Debt” means, collectively, (a) “Pledged Debt” (as defined in the Senior Secured Notes Security Agreement) and (b) any other Collateral constituting “Pledged Debt,” “Receivables,” “Intercompany Debt Documents” or terms of similar import (as defined in any other Collateral Document).

“Pledged Equity” means, collectively, (a) “Pledged Equity” (as defined in the Senior Secured Notes Security Agreement) and (b) any other Collateral consisting of Equity Interests. For the avoidance of doubt, Pledged Equity shall not include any Equity Interests included in the definition of “Excluded Assets” (as defined in the Senior Secured Notes Security Agreement).

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Parent Guarantor that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Parent Guarantor or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(1) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, and in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced.

(2) Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Parent Guarantor that is not the Company or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Parent Guarantor, the Company or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Parent Guarantor or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus customary fees and expenses, including premiums, accrued and unpaid interest, and defeasance costs) under the Indebtedness being Refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with SECTION 3.2 immediately prior to such refinancing, plus (z) fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) Incurred or payable in connection with such refinancing;

provided, that clause (1) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities. Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

“S&P” means Standard& Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Parent Guarantor or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Parent Guarantor or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Senior Notes” means the Company’s 8.375% Senior Notes due 2027 to be issued on the Issue Date under an indenture, by and among the Company, the Parent Guarantor, the Subsidiary Guarantors and U.S. Bank National Association, as trustee.

“Senior Secured Notes Obligations” means the “Secured Obligations” as such term is defined in the Senior Secured Notes Security Agreement.

“Senior Secured Notes Secured Parties” means the “Secured Parties” as defined in the Senior Secured Notes Security Agreement.

“Senior Secured Notes Security Agreement” means the security agreement, dated as of the Issue Date, among the Parent Guarantor, the Company, the other Guarantors party thereto, the Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Senior Secured Notes Security Agreement Supplement” has the meaning set forth in the Senior Secured Notes Security Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Parent Guarantor or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Parent Guarantor or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness which is expressly subordinated in right of payment to the Notes or any Note Guarantee pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Guarantor other than the Parent Guarantor.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Matters Agreement” means the tax matters agreement, dated as of the Issue Date, by and among iHeartMedia, the Company, iHeart Operations, Clear Channel Holdings, Inc. and Clear Channel Outdoor Holdings, Inc., as amended from time to time.

“Total Assets” means, as of any date, the total consolidated assets of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Consolidated Total Leverage Ratio.”

“Transaction Expenses” means any fees or expenses incurred or paid by the Parent Guarantor or any Restricted Subsidiary in connection with the Transactions, this Indenture and the transactions contemplated hereby and thereby, to be paid on, prior or subsequent to the Issue Date.

“Transactions” means the transactions contemplated by or in connection with the Bankruptcy Plan or necessary to effectuate the Bankruptcy Plan, including, without limitation, (i) the borrowing of Indebtedness under the Credit Agreement and the use of proceeds therefrom, the execution and delivery of the Loan Documents entered into in each case, as of the Issue Date on the Issue Date, and (ii) the issuance of the Notes, the Senior Secured Notes, in each case, as of the Issue Date, (iii) the issuance of the iHeart Operations Preferred Stock and the execution and delivery of the documents relating to that preferred stock in each case, as of the Issue Date, (iv) the separation of Clear Channel Outdoor Holdings, Inc. and its subsidiaries from iHeartMedia, (v) the borrowing of loans under the ABL Credit Agreement and the execution and delivery of the ABL Documents (as defined in the Credit Agreement as in effect as of the Issue Date), in each case as of the Issue Date, (vi) the payment of the Transaction Expenses, (vii) the execution, delivery and performance of the Tax Matters Agreement, the Transition Services Agreement, any employee matters agreement, or other agreement as contemplated by the Bankruptcy Plan, (viii) any and all transactions referred to in Bankruptcy Plan or necessary to effectuate the Bankruptcy Plan, (ix) the issuance of the iHeartCommunications Warrants, and (x) in each case, the other transactions contemplated by or entered into in connection with the foregoing clauses (i) through (ix).

“Transition Services Agreement” means the transition services agreement, dated as of the Issue Date, by and among iHeartMedia Management Services, Inc., iHeartMedia, the Company and Clear Channel Outdoor Holdings, Inc., as amended from time to time.

“Trustee” means U.S. Bank National Association in its capacity as “Trustee” under this Indenture or any successor or assign thereto in such capacity.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Trust Officer” shall mean, when used with respect to the Trustee or Collateral Agent, as applicable, any vice president, assistant vice president, any trust officer or any other officer of the Trustee, within the corporate trust department of the Trustee (or any successor group of the Trustee), who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1) any Subsidiary (other than the Parent Guarantor, the Company or any direct or indirect parent entity of the Company) of the Parent Guarantor that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided herein); and

(2) any Subsidiary of an Unrestricted Subsidiary.

As of the Issue Date, there are no Unrestricted Subsidiaries of the Parent Guarantor.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Parent Guarantor, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Parent Guarantor or another Domestic Subsidiary) is owned by the Parent Guarantor or another Domestic Subsidiary.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Terms	Defined in Section
Affiliate Transaction	3.8(a)
Agent Members	2.1(g)(2)
Approved Foreign Bank	“Cash Equivalents”
Asset Disposition Offer	3.5(b)
Authenticating Agent	2.2
Bankruptcy provisions	6.1(a)(5)
Change of Control Offer	3.9(a)
Change of Control Payment Date	3.9(a)(2)
Company Order	2.2
Consolidated Total Leverage Ratio Calculation Date	“Consolidated Total Leverage Ratio”
Covenant Defeasance	8.3
cross acceleration provision	6.1(a)(4)(ii)
Defaulted Interest	2.15
Event of Default	6.1
Excess Proceeds	3.5(b)
Global Notes	2.1(b)
Guaranteed Obligations	10.1
Initial Agreement	3.4(b)(16)
judgment default provisions	6.1(a)(7)
Legal Defeasance	8.2
Legal Holiday	13.7
New Restricted Subsidiary	3.7(a)
Note Guarantee	10.1
Notes Register	2.3
payment default	6.1(a)(4)(i)
Permitted Payments	3.3(b)
protected purchaser	2.11
Refunding Capital Stock	3.3(b)(2)

Restricted Payment	3.3(a)(4)
Reversion Date	3.15(b)
Special Interest Payment Date	2.15(a)
Special Record Date	2.15(a)
Successor Company	4.1(a)(1)
Security default provisions	6.1(a)(10)
Collateral Document Order	12.8(s)
Suspended Covenants	3.15(a)
Suspension Period	3.15(b)
Unrestricted Global Note	2.1(b)

SECTION 1.3. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated in and made part of this Indenture. The following Trust Indenture Act terms have the following meanings:

“indenture securities” means the Notes and the Guarantees.

“indenture security holder” means a holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means each of the Company and the Guarantors and any other obligor on the Notes.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.4. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning ascribed to it;

(2) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP;

(3) “of” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(8) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(9) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

ARTICLE II

THE NOTES

SECTION 2.1. Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $799,999,940. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to SECTIONS 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to SECTION 3.5 or in connection with a Change of Control Offer pursuant to SECTION 3.9.

With respect to any Additional Notes, the Company shall set forth in (i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:

(A) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(B) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by SECTION 13.4, an Opinion of Counsel as to the validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes and the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent; provided that if the Additional Notes are not fungible with the Initial Notes and other Additional Notes for U.S. federal income tax purposes, such Additional Notes shall bear a separate CUSIP number.

(b) The Initial Notes shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including the legend set forth in SECTION 2.1(e) (“Unrestricted Global Note”), deposited with the Notes Custodian, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Unrestricted Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Unrestricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian, as custodian for DTC or its nominee, as hereinafter provided. Any Unrestricted Global Note and other global Notes issued under this Indenture shall be sometimes referred to as a “Global Note.”

Additional Notes may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law, with the understanding that the Company may only sell Additional Notes to the extent they may be Incurred under SECTION 3.2.

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to SECTION 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in SECTION 2.1(e). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be in minimum denominations of $100.00 and integral multiples of $1.00.

(d) [Reserved].

(e) Global Note Legend.

Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(f) [Reserved].

(g) Book Entry Provisions. This SECTION 2.1(g) shall apply only to Global Notes deposited with the Notes Custodian, as custodian for DTC.

(1) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in SECTION 2.1(e). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in SECTION 2.1(g)(4) and 2.1(h). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to SECTION 2.1(h) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4) In connection with the transfer of an entire Global Note to beneficial owners pursuant to SECTION 2.1(h), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(h) Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as Depositary, and in each case the Company fail to appoint a successor depositary within 90 days of such notice or (B) there shall have occurred and be continuing an Event of Default with respect to the Notes under this Indenture and DTC shall have requested in writing the issuance of Definitive Notes. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A) or (B) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Company or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Company or any affiliate of the Company was an owner of the Note, be in the form of a Definitive Note and bear a legend regarding transfer restrictions. If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1) [Reserved].

(2) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4) [Reserved].

SECTION 2.2. Execution and Authentication. One Officer of the Company shall sign the Notes for the Company by manual, facsimile or PDF signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $799,999,940 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Company signed by one Officer (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company or any Guarantor, pursuant to ARTICLE IV or SECTION 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to ARTICLE IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this SECTION 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of each such agent. If the Company fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to SECTION 7.7. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee as the Registrar and Paying Agent for the Notes and the Company may remove any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

SECTION 2.4. Paying Agent to Hold Money in Trust. By 11:00 a.m. New York City time, on each due date of the principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, if any, or interest when due. The Company shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this SECTION 2.4, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to any of the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company, on their own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6. Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this SECTION 2.6. The Trustee will promptly register any transfer or exchange that meets the requirements of this SECTION 2.6 by noting the same in the Notes Register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this SECTION 2.6 and SECTIONS 2.1(g) and 2.1(h), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear Bank S.A./N. V. or Clearstream Banking, societe anonyme. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to SECTION 2.1 or this SECTION 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(c) Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this ARTICLE II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Company’s and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to SECTIONS 2.2, 2.6, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1)15 calendar days before the sending of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such sending or (2) 15 calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibits A, B and C) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(d) No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. None of the Trustee, the Registrar or any of their respective agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7. [Reserved]

SECTION 2.8. [Reserved]

SECTION 2.9. [Reserved]

SECTION 2.10. [Reserved]

SECTION 2.11. Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder (a) satisfies the Company and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this SECTION 2.11, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this SECTION 2.11, every new Note issued pursuant to this SECTION 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this SECTION 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to SECTION 2.11 and those described in this Section as not outstanding.

If a Note is replaced pursuant to SECTION 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to SECTION 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date, an amount of money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company consider appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this SECTION 2.14. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC or the applicable Notes Custodian to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to SECTION 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this SECTION 2.15(a). Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in SECTION 13.2, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in SECTION 2.15(b).

(b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this SECTION 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this SECTION 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16. CUSIP and ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Company shall notify the Trustee, in writing, of any changes in the CUSIP or ISIN numbers.

SECTION 2.17. Joint and Several Liability. Except as otherwise expressly provided herein, the Company and the Guarantors shall be jointly and severally liable for the performance of all obligations and covenants under this Indenture, the Notes and the Collateral Documents.

ARTICLE III

COVENANTS

SECTION 3.1. Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture an amount of money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2. Limitation on Indebtedness.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Parent Guarantor will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Parent Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Total Leverage Ratio of the Parent Guarantor and its Restricted Subsidiaries is at least 6.25 to 1.00, determined on a pro forma basis after giving effect thereto (including a pro forma application of the net proceeds therefrom); provided, further, that Non-Guarantors may not Incur Indebtedness if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $100 million and (b) 1.0% of Total Assets of Indebtedness of Non-Guarantors would be outstanding pursuant to this paragraph.

(b) SECTION 3.2(a) will not prohibit the Incurrence of the following:

(1) Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), in a maximum aggregate principal amount at any time outstanding not exceeding (i) the sum of (a) $3,950 million plus (b) the greater of $960 million and 100% of LTM EBITDA; plus (ii) any Refinancing Indebtedness in respect thereof;

(2) Guarantees by the Parent Guarantor or any Restricted Subsidiary of Indebtedness or other obligations of the Parent Guarantor or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture; provided that if the Indebtedness being Guaranteed constitutes Pari Passu Indebtedness or Subordinated Indebtedness, the Guarantees must be pari passu with or subordinated to the same extent as the Notes or Note Guarantees;

(3) Indebtedness of the Parent Guarantor owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Parent Guarantor or any Restricted Subsidiary; provided, however, that:

(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Parent Guarantor or a Restricted Subsidiary; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Parent Guarantor or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be;

(4) Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (3) above) outstanding on the Issue Date, and any Guarantee thereof, (c) Refinancing Indebtedness (including, with respect to the Notes and any Guarantee thereof) Incurred in respect of any Indebtedness described in this clause (4) or clauses (2), (5), (10) or (19) of this SECTION 3.2(b) or Incurred pursuant to SECTION 3.2(a), and (d) Management Advances;

(5) Indebtedness of (x) the Parent Guarantor or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Parent Guarantor or any Restricted Subsidiaries or merged into or consolidated with the Parent Guarantor or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that on the date the acquisition, merger or consolidation, as applicable, is consummated, and after giving pro forma effect to the Incurrence of such Indebtedness, either (A) the total amount of Indebtedness Incurred and outstanding under this clause (5) is in an aggregate amount not to exceed the greater of (x) $200 million and (y) 2.5% of Total Assets, or (B) any of the following are satisfied as of the date of incurrence (i) the Parent Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to SECTION 3.2(a), (ii) the Consolidated Total Leverage Ratio of the Parent Guarantor and the Restricted Subsidiaries would not be higher than that immediately prior to such acquisition, merger or consolidation, or (iii) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Parent Guarantor or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(6) Swap Obligations (excluding Swap Obligations entered into for speculative purposes (as determined in the good faith judgment of the Parent Guarantor));

(7) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $200 million and (b) 2.5% of Total Assets and any Refinancing Indebtedness in respect thereof;

(8) Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Parent Guarantor or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence; (c) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; and (e) Cash Management Services;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Parent Guarantor and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent Guarantor and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Parent Guarantor from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Parent Guarantor, in each case, subsequent to the Issue Date, and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Parent Guarantor and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;

(11) Indebtedness of Non-Guarantors in an aggregate amount, together with any Refinancing Indebtedness in respect thereof, not to exceed the greater of (a) $100 million and (b) 1.0% of Total Assets and at any time outstanding;

(12) Indebtedness consisting of promissory notes issued by the Parent Guarantor or any of its Subsidiaries to any current or former employee, director or consultant of the Parent Guarantor, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Parent Guarantor or any Parent Entity that is permitted by SECTION 3.3;

(13) Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(14) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed the greater of (a) $300 million and (b) 3.5% of Total Assets;

(15) [Reserved];

(16) Indebtedness of the Parent Guarantor or any Guarantor arising pursuant to any Permitted Tax Restructuring, subject to complying with the express terms and conditions of the definition of “Permitted Tax Restructuring”;

(17) Indebtedness owed to the seller of any business or assets permitted to be acquired by the Parent Guarantor or any Restricted Subsidiary under this Indenture; provided that the aggregate amount of Indebtedness Incurred pursuant to this clause and then outstanding will not exceed $80 million;

(18) obligations in respect of Disqualified Stock in an amount not to exceed $75 million outstanding at any time;

(19) up to $60 million of liquidation preference or stated value of the iHeart Operations Preferred Stock, provided that, for the avoidance of doubt, the $60 million of liquidation preference or stated value cannot increase due to any anti-dilution or other similar terms of such preferred stock;

(20) Indebtedness permitted to remain outstanding under the Bankruptcy Plan, the Company’s guarantee of performance under the Transition Services Agreement and Indebtedness arising therefrom as well as Indebtedness from the Company’s indemnification obligations under the Tax Matters Agreement, and any Refinancing Indebtedness in respect thereof; and

(21) Indebtedness incurred by the Parent Guarantor or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee within five (5) Business Days to satisfy or discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture.

(c) For purposes of determining compliance with, and the outstanding amount of any particular Indebtedness, Disqualified Stock or Preferred Stock, Incurred or issued pursuant to and in compliance with, this SECTION 3.2:

(1) in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in SECTIONS 3.2(a) and 3.2(b), the Parent Guarantor, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in SECTION 3.2(a) or one of the clauses of SECTION 3.2(b); provided that Indebtedness outstanding on the Issue Date under the Credit Agreement shall be treated as incurred under SECTION 3.2(b)(1) and may not be reclassified;

(2) additionally, except as set forth in SECTION 3.2(c)(1) above, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in SECTIONS 3.2(a) and 3.2(b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(3) in the case of any Refinancing Indebtedness, such Indebtedness shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing;

(4) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to of SECTION 3.2(a) or SECTION 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(6) the amount of any Disqualified Stock of the Parent Guarantor or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the liquidation preference thereof on the date of issuance;

(7) Indebtedness, Disqualified Stock or Preferred Stock, permitted by this SECTION 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness, Disqualified Stock or Preferred Stock, but may be permitted in part by one such provision and in part by one or more other provisions of this SECTION 3.2 permitting such Indebtedness, Disqualified Stock or Preferred Stock; and

(8) the amount of Indebtedness issued at a price less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock for purposes of this SECTION 3.2.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by such Restricted Subsidiary of the Parent Guarantor as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this SECTION 3.2, the Parent Guarantor shall be in default of this SECTION 3.2).

(f) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

(g) Notwithstanding any other provision of this SECTION 3.2, the maximum amount of Indebtedness that the Parent Guarantor or a Restricted Subsidiary may Incur pursuant to this SECTION 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h) The Parent Guarantor will not, and will not permit the Company or any Subsidiary Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Parent Guarantor, the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Parent Guarantor, the Company or such Subsidiary Guarantor, as the case may be.

SECTION 3.3. Limitation on Restricted Payments.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Parent Guarantor’s, any Parent Entity’s or any Restricted Subsidiary’s Capital Stock (including any such payment in connection with any merger, amalgamation or consolidation involving the Parent Guarantor or any of its Restricted Subsidiaries) except:

(i) dividends or distributions payable in Capital Stock of the Parent Guarantor (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Parent Guarantor; and

(ii) dividends or distributions payable to the Parent Guarantor, any Parent Entity or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Parent Guarantor, any Parent Entity or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Guarantor or any Parent Entity of the Parent Guarantor held by Persons other than the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to SECTION 3.2(b)(3)); or

(4) make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) is referred to herein as a “Restricted Payment”), if at the time the Parent Guarantor or such Restricted Subsidiary makes such Restricted Payment:

(i) an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(ii) the Parent Guarantor is not able to Incur an additional $1.00 of Indebtedness pursuant to SECTION 3.2(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to SECTION 3.3(b)(1) (without duplication) but excluding all other Restricted Payments permitted by SECTION 3.3(b)) would exceed the sum of (without duplication):

(a) 100% of Consolidated EBITDA of the Parent Guarantor for the period (treated as one accounting period) from the first day of the first fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Parent Guarantor are available (or, in the case such Consolidated EBITDA is a deficit, minus 100% of such deficit) less 1.4 times Fixed Charges for the Parent Guarantor and its Restricted Subsidiaries for the same period, provided that immediately after giving effect, on a pro forma basis, to such Restricted Payment, the Consolidated Total Leverage Ratio of the Parent Guarantor and its Restricted Subsidiaries would be 6.25 to 1.00;

(b) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Parent Guarantor since the Issue Date (a) from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) or (b) as the result of a merger or consolidation with another Person subsequent to the Issue Date or (c) otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Parent Guarantor or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Parent Guarantor or a Restricted Subsidiary contributed to the Parent Guarantor or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Parent Guarantor or a Restricted Subsidiary through consolidation or merger subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent Guarantor or any Subsidiary of the Parent Guarantor for the benefit of its employees to the extent funded by the Parent Guarantor or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on SECTION 3.3(b)(6), and (z) Excluded Contributions);

(c) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Parent Guarantor or any Restricted Subsidiary from the issuance or sale (other than to the Parent Guarantor or a Restricted Subsidiary of the Parent Guarantor or an employee stock ownership plan or trust established by the Parent Guarantor or any Subsidiary for the benefit of their employees to the extent funded by the Parent Guarantor or any Restricted Subsidiary) by the Parent Guarantor or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Parent Guarantor (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Parent Guarantor or any Restricted Subsidiary upon such conversion or exchange;

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Parent Guarantor, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Parent Guarantor or a Restricted Subsidiary) of Restricted Investments made by the Parent Guarantor or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent Guarantor or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Parent Guarantor or its Restricted Subsidiaries, in each case after the Issue Date;

or (ii) the sale (other than to the Parent Guarantor or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment and will increase the amount available under the applicable clause of the definition of “Permitted Investment”) or a dividend in cash from an Unrestricted Subsidiary after the Issue Date; and

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent Guarantor or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent Guarantor or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Parent Guarantor at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment.

(b) SECTION 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2) (a) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent Guarantor (other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Parent Guarantor; and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (15) of this SECTION 3.3(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness permitted to be Incurred pursuant to SECTION 3.2;

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Parent Guarantor or a Restricted Subsidiary, which in the case of the iHeart Operations Preferred Stock shall not exceed $60 million of liquidation preference or stated value of that preferred stock plus any applicable premium and accrued and unpaid dividends, made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Parent Guarantor or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to SECTION 3.2;

(5) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary, which in the case of the iHeart Operations Preferred Stock shall not exceed $60 million of liquidation preference or stated value of such preferred stock plus any applicable premium and accrued and unpaid dividends:

(i) from Net Available Cash to the extent permitted under SECTION 3.5, but only if the Parent Guarantor shall have first complied with the terms described under SECTION 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(ii) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”) but only if the Parent Guarantor shall have first complied with the terms described under SECTION 3.5 or SECTION 3.9, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Parent Guarantor or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Parent Guarantor or of any Parent Entity held by any future, present or former employee, director or consultant of the Parent Guarantor, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, contractor or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, contractor or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed $40 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Parent Guarantor and, to the extent contributed to the capital of the Parent Guarantor (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Parent Guarantor, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of SECTION 3.3(a)(4)(iii); plus

(ii) the cash proceeds of key man life insurance policies received by the Parent Guarantor and its Restricted Subsidiaries after the Issue Date; less

(iii) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (6); and provided further that cancellation of Indebtedness owing to the Parent Guarantor or any Restricted Subsidiary from any future, present or former members of management, directors, employees, contractors or consultants of the Parent Guarantor, or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Parent Guarantor or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of SECTION 3.2;

(8) payments made or expected to be made by the Parent Guarantor or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Guarantor or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof or payments in lieu of the issuance of fractional Capital Stock;

(9) dividends, loans, advances or distributions to any Parent Entity or other payments by the Parent Guarantor or any Restricted Subsidiary in amounts equal to (without duplication):

(i) the amounts required for any Parent Entity to pay any Parent Entity Expenses;

(ii) amounts required for iHeartMedia to make payments of Tax Benefits (as defined in the Tax Matters Agreement) to Clear Channel Outdoor Holdings, Inc. under the Tax Matters Agreement; and

(iii) amounts constituting or to be used for purposes of making payments to the extent specified in SECTIONS 3.8(b)(2), 3.8(b)(3) and 3.8(b)(5);

(10) Permitted Tax Distributions;

(11) the declaration and payment of dividends in an amount not to exceed in any fiscal quarter the amount per share of dividends on the common stock or common equity interests of the Parent Guarantor or any Parent Entity paid by the Parent Guarantor or any Parent Entity in the prior fiscal quarter;

(12) the declaration and payment by the Parent Guarantor of, or loans, advances, dividends or distributions to any Parent Entity to make, quarterly dividends on such Parent Entity’s common stock or common equity interests or to pay for the purchase, repurchase, redemption or other acquisition or retirement of Capital Stock of such Parent Entity in an amount not to exceed $75 million per annum;

(13) payments by the Parent Guarantor of, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Parent Guarantor or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this SECTION 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors of the Parent Guarantor);

(14) Restricted Payments that are made with Excluded Contributions;

(15) (i) the declaration and payment of dividends on Designated Preferred Stock of the Parent Guarantor issued after the Issue Date and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (i) hereof, the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Parent Guarantor or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Parent Guarantor), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i) and (ii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Parent Guarantor would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in SECTION 3.2(a);

(16) distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock or Equity Interests in, or Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents) or proceeds thereof;

(17) [Reserved];

(18) any Restricted Payment made in connection with the Transactions and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity of the Parent Guarantor to permit payment by such Parent Entity of such amounts);

(19) any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than 4.25 to 1.00;

(20) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(21) the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Parent Guarantor or any Guarantor in an aggregate amount at any one time outstanding taken together with all other redemptions, defeasances, repurchases, exchanges or other acquisitions or retirements of Subordinated Indebtedness made pursuant to this clause not to exceed the greater of $170 million and 17.5% of LTM EBITDA at the time of such redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness;

(22) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole, that complies with SECTION 4.1 hereof;

(23) Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Parent Guarantor; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (b) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Parent Guarantor or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Parent Guarantor or one of its Restricted Subsidiaries (to the extent not prohibited by SECTION 4.1) to consummate such Investment, (c) such Parent Entity and its Affiliates (other than the Parent Guarantor or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Parent Guarantor or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (d) any property received by the Parent Guarantor shall not increase amounts available for Restricted Payments pursuant to clause (c) of the preceding paragraph and (e) such Investment shall be deemed to be made by the Parent Guarantor or such Restricted Subsidiary pursuant to another provision of this SECTION 3.3(b) (other than pursuant to SECTION 3.3(b)(14) hereof) or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (12) thereof);

(24) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $200 million and 2.5% of Total Assets; provided that, there shall not exist any Default or Event of Default at the time of the making of any such Restricted Payment or which would result from the making of any such Restricted Payment;

(25) any Restricted Payment made in connection with the declaration and payment of dividends payable under the iHeart Operations Preferred Stock (provided that the liquidation preference or stated value of such preferred stock does not exceed $60 million), and any accrued unpaid dividend, or premium thereon, or any securities issued as a replacement therefor so long as such securities do not exceed $60 million in liquidation preference, stated value or principal amount, and their terms, taken as a whole, are not materially adverse to the Holders as compared to the terms of the iHeart Operations Preferred Stock or a replacement thereof (as determined in good faith by the Company);

(26) any Restricted Payment made for the redemption of the iHeart Operations Preferred Stock in an amount up to $60 million of stated or liquidation preference of such iHeart Operations Preferred Stock as of the date of issuance or any securities issued as a replacement therefor so long as such securities do not exceed $60 million in liquidation preference, stated value or principal amount, and their terms taken as a whole, are not materially adverse to the Holders as compared to the terms of the iHeart Operations Preferred Stock or a replacement thereof, and accrued and unpaid dividends thereon to the redemption date thereof, and any underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) related thereto; and

(27) any Restricted Payment made in connection with a Permitted Tax Restructuring subject to complying with the express terms and conditions of the definition of “Permitted Tax Restructuring.”

(c) For purposes of determining compliance with this SECTION 3.3, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (27) of SECTION 3.3(b), or is permitted pursuant to SECTION 3.3(a), and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Parent Guarantor will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this SECTION 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investments.”

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent Guarantor or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Parent Guarantor acting in good faith.

(e) [Reserved].

(f) For the avoidance of doubt, this covenant shall not restrict the making of any so-called “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries permitted to be Incurred under this Indenture.

SECTION 3.4. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary (that is not the Company) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other Obligations owed to the Parent Guarantor or any Restricted Subsidiary;

(2) make any loans or advances to the Parent Guarantor or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Parent Guarantor or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) SECTION 3.4(a) shall not prohibit:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility, (b) the Senior Notes or (c) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction pursuant to the Note Documents, the Collateral Documents and the Intercreditor Agreements;

(3) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, amalgamated, consolidated or otherwise combined with or into the Parent Guarantor or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Parent Guarantor or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Parent Guarantor or was merged, amalgamated, consolidated or otherwise combined with or into the Parent Guarantor or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date, which encumbrance or restriction only applies to the Person so acquired and its Subsidiaries (or their respective property or assets) or the property or assets so acquired; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Parent Guarantor or any Restricted Subsidiary when such Person becomes the Successor Company;

(5) any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture and the Collateral Documents or securing Indebtedness of the Parent Guarantor or a Restricted Subsidiary permitted under this Indenture and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(iii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Parent Guarantor or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent Guarantor or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Parent Guarantor or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or

(iv) pursuant to customary provisions restricting dispositions of Real Property interests set forth in any reciprocal easement agreements of the Parent Guarantor or any Restricted Subsidiary;

(6) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture and the Collateral Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(7) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Parent Guarantor or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11) any encumbrance or restriction pursuant to Swap Obligations;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to SECTION 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13) [Reserved];

(14) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred pursuant to SECTION 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, the ABL Credit Agreement or the Senior Notes Indenture, in each case, together with the security documents associated therewith as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Parent Guarantor) and where, in the case of clause (ii), either (a) the Parent Guarantor determines in good faith at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal, premium (if applicable) or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(15) any encumbrance or restriction existing by reason of any Lien permitted under SECTION 3.6; or

(16) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this SECTION 3.4(b) or this clause (16) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (15) of this SECTION 3.4(b) or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Parent Guarantor).

SECTION 3.5. Limitation on Sales of Assets and Subsidiary Stock.

(a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Parent Guarantor or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Parent Guarantor, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap) with a purchase price in excess of $100 million and 10.0% of LTM EBITDA, at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Parent Guarantor or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, to the extent that any assets subject to an Asset Disposition were Collateral, the non-cash consideration received is pledged as Collateral under the Collateral Documents substantially simultaneously with such sale, in accordance with the requirements of this Indenture and the Collateral Documents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied, either:

(i) within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash,

(a) to prepay, repay or purchase any Indebtedness that is secured by a First Priority Lien (including, to the extent secured by a First Priority Lien, the Indebtedness under the Credit Agreement or ABL Credit Agreement incurred pursuant to SECTION 3.2(a) (or any Refinancing Indebtedness in respect thereof)); or

(b) to reduce Obligations under the Notes as provided under SECTION 5.7, through open market purchases or by making an Asset Disposition Offer; or

(c) to prepay, repay or purchase Pari Passu Indebtedness; provided that the Parent Guarantor or such Restricted Subsidiary, as applicable, shall equally and ratably reduce Obligations under the Notes (A) through open market purchases, (B) by redeeming Notes as provided under SECTION 5.7, or (C) by making an Asset Disposition Offer; or

(ii) to the extent the Parent Guarantor or any Restricted Subsidiary elects to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Parent Guarantor or another Restricted Subsidiary) within 365 days from the later of (a) the date of such Asset Disposition and (b) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Parent Guarantor or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds;

provided that, (1) pending the final application of the amount of any such Net Available Cash in accordance with clauses (i) and (ii) of SECTION 3.5(a)(3), the Parent Guarantor and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture; and (2) the Parent Guarantor (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that if the assets subject to the disposition constituted Collateral, such Additional Assets are pledged as Collateral under the Collateral Documents substantially simultaneously with such acquisition in accordance with the requirements of this Indenture and the Collateral Documents) such investment shall be made no earlier than the earliest of written notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with SECTION 3.5(a)(3)(ii) with respect to such Asset Disposition.

(b) The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” under this Indenture. On the day following 18 months after the later of an Asset Disposition or the receipt of such Net Available Cash, or earlier if the Parent Guarantor elects, if the aggregate amount of Excess Proceeds under this Indenture exceeds $75 million, the Parent Guarantor will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Parent Guarantor elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $100.00 and in integral multiples of $1.00. The Parent Guarantor will deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Parent Guarantor may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash within the relevant 365 day period (or such longer period provided above) or with respect to any unapplied Excess Proceeds.

(c) To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Parent Guarantor may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness, provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Parent Guarantor may, at its option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Parent Guarantor may use such Net Available Cash for any purpose not prohibited by this Indenture.

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Parent Guarantor upon converting such portion into Dollars.

Notwithstanding any other provisions of SECTION 3.5,

(i) (A) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law or subject to other onerous organizational or administrative impediments (as determined in good faith by the Parent Guarantor), from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, documents or administrative impediments will not permit repatriation to the United States, provided that the Parent Guarantor hereby agrees to use reasonable efforts to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law or other impediment to permit such repatriation; and (B) if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law or other impediment, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (whether or not repatriation actually occurs) in compliance with this covenant; and

(ii) to the extent that the Parent Guarantor has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Parent Guarantor, any Restricted Subsidiary, or any of their respective affiliates and/or equity owners would incur a tax liability, including as a result of a tax dividend, deemed dividend or a withholding tax, but taking into account any corresponding or related foreign tax credit or other similar benefit that may be available, the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(e) For the purposes of SECTION 3.5(a)(2) hereof, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Parent Guarantor or a Restricted Subsidiary (other than Subordinated Indebtedness of the Parent Guarantor, the Company or a Guarantor) and the release of the Parent Guarantor or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Parent Guarantor or any Restricted Subsidiary of the Parent Guarantor from the transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness (other than the Subordinated Indebtedness) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent Guarantor and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Parent Guarantor or any Restricted Subsidiary (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Parent Guarantor or any Restricted Subsidiary; and

(5) any Designated Non-Cash Consideration received by the Parent Guarantor or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this SECTION 3.5 that is at that time outstanding, not to exceed the greater of $150 million and 15.0% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(f) Upon the commencement of an Asset Disposition Offer, the Company shall send, or cause to be sent, a written notice to the Trustee and to each Holder at its registered address, or deliver otherwise in accordance with the applicable procedures of the Depositary. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Disposition Offer. Any Asset Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1) that the Asset Disposition Offer is being made pursuant to this SECTION 3.5 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment (unless prorated);

(2) the Asset Disposition payment amount, the Asset Disposition offered price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notices are delivered (the “Asset Sale Payment Date”);

(3) that any Notes not tendered or accepted for payment shall continue to accrue interest in accordance with the terms thereof;

(4) that, unless the Company default in making such payment, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrue interest on and after the Asset Sale Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to any Asset Disposition Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice at least three Business Days before the Asset sale Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than two Business Days prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(7) that if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Disposition payment amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $100.00 or integral multiples of $1.00 shall be purchased); and

(8) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(g) If the Asset Sale Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(h) On the Asset Sale Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Asset Disposition Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Asset Disposition payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(i) To the extent that the provisions of any securities laws or regulations, including Rule 14e-l under the Exchange Act, conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

SECTION 3.6. Limitation on Liens. The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee of Indebtedness, upon any asset or property of the Parent Guarantor, the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to Liens securing the Notes and the Note Guarantees.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7. Limitation on Guarantees.

(a) The Parent Guarantor will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee, or are a co-issuer of, other capital markets debt securities of the Parent Guarantor or any Restricted Subsidiary or guarantee all or a portion of, or are a co-borrower under, any Credit Facility), other than the Company or a Subsidiary Guarantor, including upon (x) the formation or acquisition of any new direct or indirect Wholly Owned Restricted Subsidiary (other than an Excluded Subsidiary) by the Parent Guarantor, (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (z) the designation in accordance with SECTION 3.14 of an Unrestricted Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary (any such subsidiary, a “New Restricted Subsidiary”), to Guarantee the payment of, or incur, (A) any Indebtedness under any Credit Facility or (B) any capital markets debt securities of the Parent Guarantor, the Company or a Subsidiary Guarantor, in each case, unless such Restricted Subsidiary within 60 days after such formation, acquisition, cessation or designation:

(i) executes and delivers a supplemental indenture to this Indenture providing for a senior Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Parent Guarantor, the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(ii) to the extent any of such New Restricted Subsidiary’s assets would constitute Collateral, executes and delivers a supplement or joinder to the Collateral Documents or new Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder:

(A) to cause each such New Restricted Subsidiary that is required to become a Guarantor pursuant to this SECTION 3.7 to duly execute and deliver to the Collateral Agent joinders to the Senior Secured Notes Security Agreement Supplements (with respect to any Domestic Guarantor), Intellectual Property Security Agreements, Mortgages, each Intercreditor Agreement, if applicable, and other security agreements and documents (including, with respect to such Mortgages, the documents listed in SECTION 12.14), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Mortgages, Senior Secured Notes Security Agreement and other Collateral Documents in effect on the Issue Date), in each case granting Liens required by the Collateral Requirement;

(B) to cause each such New Restricted Subsidiary that is required to become a Guarantor pursuant to this SECTION 3.7 to deliver any and all certificates representing Equity Interests in such New Restricted Subsidiary (to the extent certificated or constituting “certificated securities”) and intercompany notes that are required to be pledged pursuant to the Collateral Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) to take and cause any such New Restricted Subsidiary that is a new Guarantor pursuant to this SECTION 3.7 to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and Intellectual Property Security Agreements, and delivery of Pledged Equity and Pledged Debt, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent valid and perfected Liens securing the Senior Secured Notes Obligations to the extent required by the Collateral Requirement, and to otherwise comply with the requirements of the Collateral Requirement;

(iii) if reasonably requested by the Collateral Agent, within sixty (60) days after such request (or such longer period as the Trustee may agree in writing in its discretion), delivers to the Trustee a signed copy of an Opinion of Counsel;

(iv) as promptly as practicable after the request therefor by the Collateral Agent, delivers to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Company or any Guarantor or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Trustee any existing environmental assessment report whose disclosure to the Trustee would require the consent of a Person other than the Company, a Guarantor, or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Company, such Guarantor or such Subsidiary to obtain such consent, such consent cannot be obtained; and

(v) if reasonably requested by the Collateral Agent, within sixty (60) days after such request (or such longer period as the Collateral Agent may agree in writing in its discretion), delivers to the Collateral Agent any other items necessary from time to time to satisfy the Collateral Requirement with respect to perfection and existence of security interests with respect to After-Acquired Property of any Guarantor acquired after the Issue Date and subject to the Collateral Requirement, but not specifically covered by the preceding clauses (ii), (iii) or (iv) or clause (b) below;

provided that this SECTION 3.7 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

(b) The Parent Guarantor may elect, in its sole discretion, to cause any Restricted Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor (an “Electing Guarantor”), in which case, such Subsidiary shall not be required to comply with the time periods described in this SECTION 3.7 and in the definition of “Collateral Requirement” and such Guarantee may be released at any time in the Company’s sole discretion, if, at the time of release, such Subsidiary would not be required to Guarantee the Notes.

SECTION 3.8. Limitation on Affiliate Transactions.

(a) The Parent Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent Guarantor (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable, as determined in good faith by a responsible financial or accounting officer of the Parent Guarantor, to the Parent Guarantor or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time of such transaction or the execution of the agreement provided for such transaction by the Parent Guarantor or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) in the event any Affiliate Transaction or series of related Affiliate Transactions involves an aggregate value in excess of $50 million, the terms of such transaction have been approved by a majority of the Disinterested Directors.

(b) SECTION 3.8(a) shall not apply to:

(1) any Restricted Payment permitted to be made pursuant to SECTION 3.3 or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Parent Guarantor, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Parent Guarantor;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) (a) any transaction between or among the Parent Guarantor and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Parent Guarantor and such merger, amalgamation or consolidation is otherwise permitted under this Indenture;

(5) the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies), employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current and former directors, officers or employees of any Parent Entity, the Parent Guarantor or any Restricted Subsidiary;

(6) the entry into and performance of obligations of the Parent Guarantor or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this SECTION 3.8 or to the extent not more disadvantageous to the Holders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7) [Reserved];

(8) transactions with customers, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Parent Guarantor or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Parent Guarantor or the relevant Restricted Subsidiary, or are on terms, taken as a whole, no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction between or among the Parent Guarantor or any Restricted Subsidiary and any Affiliate of the Parent Guarantor or an Associate that would constitute an Affiliate Transaction solely because the Parent Guarantor or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Affiliate or Associate;

(10) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Parent Guarantor, any Parent Entity or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Parent Guarantor or any Restricted Subsidiary;

(11) the Transactions and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transactions;

(12) transactions in which the Parent Guarantor or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Guarantor or such Restricted Subsidiary from a financial point of view or meets the requirements of SECTION 3.8(a)(1);

(13) the existence of, or the performance by the Parent Guarantor or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Parent Guarantor or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(14) any purchases by the Parent Guarantor’s Affiliates of Indebtedness or Disqualified Stock of the Parent Guarantor or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Parent Guarantor’s Affiliates; provided that such purchases by the Parent Guarantor’s Affiliates are on the same terms as such purchases by such Persons who are not the Parent Guarantor’s Affiliates;

(15) (i) investments by Affiliates in securities of the Parent Guarantor or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Parent Guarantor or such Restricted Subsidiary generally to other non-Affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of the Parent Guarantor or any of its Restricted Subsidiaries contemplated in subclause (i) or that were acquired from Persons other than the Parent Guarantor and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(16) [Reserved];

(17) payments made, Indebtedness and Disqualified Stock issued (and cancellation of any thereof) of the Parent Guarantor and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary issued to any future, current or former employee, director, officer, contractor or consultant (or Immediate Family Members) of the Parent Guarantor, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan, stock option plan, any other management, employee benefit plan or agreement, any stock subscription or shareholder agreement, any employment agreements, other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or agreements with any such employees, directors, officers, contractors or consultants (or their respective Immediate Family Members) that are, in each case, approved by the Parent Guarantor in good faith;

(18) the issuance of the iHeartCommunications Warrants and the sale, conveyance, transfer or other disposition of the Equity Interests of Clear Channel Outdoor Holdings, Inc. subject to the iHeartCommunications Warrants upon the exercise thereof;

(19) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under SECTION 3.5 hereof or entered into with any Business Successor, in each case, that the Parent Guarantor determines in good faith is either fair to the Parent Guarantor and its Restricted Subsidiaries or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(20) transactions pursuant to the Tax Matters Agreement, the Transition Services Agreement, or any employee matters agreement contemplated by the Bankruptcy Plan;

(21) any Permitted Tax Restructuring subject to complying with the express terms and conditions of the definition of “Permitted Tax Restructuring”;

(22) any lease entered into between the Parent Guarantor or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent Guarantor, as lessor, which is approved by a majority of the Disinterested Directors; and

(23) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Parent Guarantor or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

SECTION 3.9. Change of Control.

(a) If a Change of Control occurs, unless the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described under SECTION 5.7, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that (1) if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date; and (2) if the Company delivered a redemption notice but subsequently did not redeem all outstanding Notes pursuant to the terms of this Indenture, then the Company shall make a Change of Control Offer and otherwise comply with the terms of this SECTION 3.9. Within 30 days following any Change of Control, the Company will deliver or cause to be delivered a notice of such Change of Control Offer, electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below:

(1) that a Change of Control Offer is being made pursuant to this SECTION 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $100.00 or any integral multiple of $1.00;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Company, consistent with this SECTION 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $100.00 or an integral multiple of $1.00. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(b) On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c) The Company will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to SECTION 5.7 hereof, unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary in this SECTION 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(d) Notwithstanding anything to the contrary in this Indenture, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making a such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior Company notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(e) While the Notes are in global form and the Company make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(f) To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. The Company may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

SECTION 3.10. Reports.

(a) Notwithstanding that the Parent Guarantor may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Parent Guarantor will furnish to the Trustee, within 10 days after the time periods specified below:

(1) within 120 days after the end of each fiscal year, all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s discussion and analysis of financial condition and results of operations” and a report on the annual financial statements by the Parent Guarantor’s independent registered public accounting firm;

(2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year (beginning with the fiscal quarter ended June 30, 2019), all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC; and

(3) promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or any successor or comparable form (if the Parent Guarantor had been a reporting company under Section 15(d) of the Exchange Act); provided, that the foregoing shall not obligate the Parent Guarantor to (i) make available any information otherwise required to be included on a Form 8-K regarding the occurrence of any such events if the Parent Guarantor determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Parent Guarantor and its Restricted Subsidiaries taken as a whole or (ii) make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K:

(i) the entry into or termination of material agreements;

(ii) significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are “significant” pursuant to the definition of “significant subsidiary” in Rule 1-02(w)(2) of Regulation S-X;

(iii) the sale of equity securities;

(iv) bankruptcy;

(v) cross-default under direct material financial obligations;

(vi) a change in the Parent Guarantor’s certifying independent auditor;

(vii) the appointment or departure of directors or executive officers (but only to the extent required by Form 8-K);

(viii) non-reliance on previously issued financial statements;

(ix) change of control transactions;

(x) triggering events that accelerate or increase a direct financial obligation or an obligation under an off-balance sheet arrangement; and

(xi) material impairments;

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below; provided, however, that the Parent Guarantor shall not be required to (i) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or (ii) provide separate financial statements or other information contemplated by Rule 3-09, 3-10 or 3-16 of Regulation S-X, or in each case any successor provisions; provided that, if the Parent Guarantor has designated any of its Subsidiaries as an Unrestricted Subsidiary and such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Parent Guarantor, then the annual and quarterly information required by clauses (1) and (2) above shall include a presentation of selected financial metrics of such Unrestricted Subsidiaries as a group in the “Management’s discussion and analysis of financial condition and results of operations.” In addition, notwithstanding the foregoing, the Parent Guarantor will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Parent Guarantor will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under SECTION 6.1 if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Parent Guarantor shall, for so long as any Notes are outstanding, furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to SECTION 3.10(a), the Parent Guarantor shall post copies of such information required by SECTION 3.10(a) on a website (which may be nonpublic and may be maintained by the Parent Guarantor or a third party) to which access will be given to Holders, prospective investors in the Notes and securities analysts and market making financial institutions that are reasonably satisfactory to the Parent Guarantor. To the extent the Parent Guarantor determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, furnish such reports to the Holders of the Notes, upon their request. The Parent Guarantor may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained there) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable for information contained therein, including the Company’s and any Guarantor’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under this covenant, will for the 365 days after the occurrence of such an Event of Default consist exclusively, to the extent permitted by applicable law, of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest will be payable in the same manner and subject to the same terms as other interest payable under this Indenture. This additional interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described above under this covenant first occurs to, but excluding, the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such additional interest will cease to accrue and the Notes will be subject to the other remedies provided in SECTION 6.1.

(c) The Parent Guarantor will also hold quarterly conference calls for the Holders of Notes to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Parent Guarantor’s (or as applicable, any of any Parent Entity’s) equity investors and analysts). The conference call will be following the last day of each fiscal quarter of the Parent Guarantor and not later than 20 Business Days from the time that the Parent Guarantor distributes the financial information as set forth in SECTION 3.10(a). The Parent Guarantor will issue a press release announcing the time and date of such conference call (which date may be the same date on which the press release is issued) and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call provided however that such press release can be distributed solely to certified users of the website described in the second preceding paragraph.

(d) The Parent Guarantor may satisfy its obligations under SECTION 3.10 with respect to financial information relating to the Parent Guarantor by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by an explanation of the material differences, if any, between the information relating to such Parent Entity, on the one hand, and the information relating to the Parent Guarantor and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(e) Notwithstanding anything to the contrary set forth above, if the Parent Guarantor or any Parent Entity of the Parent Guarantor has furnished the Holders of Notes and filed with the SEC the reports described in the preceding paragraphs with respect to the Parent Guarantor or any Parent Entity, the Parent Guarantor shall be deemed to be in compliance with SECTION 3.10(a).

SECTION 3.11. Maintenance of Office or Agency. The Company will maintain an office or agency in the United States where the Notes will be payable and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made. The corporate trust office of the Trustee, which initially shall be located at 333 Commerce Street, Suite 800, Nashville, Tennessee, shall be such office or agency of the Company unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the corporate trust office of the Trustee, and the Company hereby appoint the Trustee as its agent to receive all such presentations and surrenders.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company will give written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. The office of the Trustee shall not be an office or agency of the Company for service of process on the Company or any Guarantor.

SECTION 3.12. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate, stating that in the course of the performance by the signer of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default or Event of Default, that a review of the activities of the Company during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Company is taking or proposes to take with respect thereto. The Company shall comply with Section 314(a)(4) of the Trust Indenture Act.

SECTION 3.13. Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.14. Statement by Officers as to Default. The Company shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Company become aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Company is taking or propose to take with respect thereto.

SECTION 3.15. Suspension of Certain Covenants.

(a) Following the first day: (1) the Notes have achieved Investment Grade Status; and (2) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing until the Reversion Date (as defined below), the Parent Guarantor and the Restricted Subsidiaries will not be subject to SECTIONS 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (collectively, the “Suspended Covenants”).

(b) If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (such date, the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that, on the Reversion Date, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Notes Guarantees with respect to the Suspended Covenants during the Suspension Period (as defined below) based on, and none of the Parent Guarantor or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period solely with respect to the Suspended Covenants, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

(c) On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under SECTION 3.2(b)(4). On the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under SECTION 3.3 will be made as though SECTION 3.3 had been in effect since the Issue Date and prior to, but not during the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under SECTION 3.3(a). All obligations to grant Guarantees shall be reinstated upon the Reversion Date.

(d) The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status. The Company or the Parent Guarantor shall give the Trustee written notice upon the occurrence of a covenant suspension or any Reversion Date.

SECTION 3.16. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Parent Guarantor may designate any Restricted Subsidiary (other than the Company and other than as set forth in clause (b) below) to be an Unrestricted Subsidiary provided that any such designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Parent Guarantor and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to SECTION 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Parent Guarantor. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Parent Guarantor may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary provided that any such redesignation would not cause a Default. Notwithstanding anything to the contrary contained herein, the Parent Guarantor may not designate the Company as an Unrestricted Subsidiary.

(b) No Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Broadcast Licenses, Broadcast Stations or material intellectual property or other material property or assets necessary at such time to the operation of the business of the Parent Guarantor and its Restricted Subsidiaries, and no Unrestricted Subsidiary may own Capital Stock, or hold Indebtedness, of the Parent Guarantor, the Company or any Restricted Subsidiary.

(c) Any designation of a Subsidiary of the Parent Guarantor as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by SECTION 3.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent Guarantor as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under SECTION 3.2, the Parent Guarantor will be in default of SECTION 3.2.

(d) The Parent Guarantor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent Guarantor; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent Guarantor of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under SECTION 3.2 (including pursuant to clause (b)(5) thereof treating such redesignation as an acquisition for the purposes of such clause), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Parent Guarantor shall be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.17. Payment of Taxes. The Parent Guarantor shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all income and other material taxes, assessments and governmental charges levied or imposed upon or with respect to the Parent Guarantor or any Restricted Subsidiary or any of their income, profits or assets; provided, however, that the Parent Guarantor shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate actions and for which appropriate reserves, are being maintained as and to the extent required in accordance with GAAP.

SECTION 3.18. Business of the Parent Guarantor and Restricted Subsidiaries. The Parent Guarantor and its Restricted Subsidiaries will not materially alter their business from the business conducted by the Parent Guarantor and the Restricted Subsidiaries, taken as a whole, on the Issue Date and other business activities which are extensions thereof or otherwise similar, incidental, complementary, synergistic, reasonably related, or ancillary to any of the foregoing or constitute any Similar Business, in each case as determined by the Parent Guarantor in good faith.

SECTION 3.19. Corporate Existence. Except as otherwise provided in ARTICLE IV and subject to the ability of the Parent Guarantor or any of the Restricted Subsidiaries to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Parent Guarantor or such Subsidiary then exists, as applicable, the Parent Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary unless otherwise permitted by this Indenture.

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

SECTION 4.1. Merger and Consolidation.

(a) The Company will not consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all its assets to any Person, unless:

(1) the resulting surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume via a supplemental indenture all the obligations of Company under the Notes, this Indenture, the Collateral Documents and the Intercreditor Agreements;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and the related financing transaction (including the use of proceeds therefrom), either (i) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to SECTION 3.2(a) or (ii) the Consolidated Total Leverage Ratio of the Parent Guarantor and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (on which the Trustee may conclusively and exclusively rely), each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal, valid and binding agreement enforceable against the applicable Successor Company (in each case, in form reasonably satisfactory to the Trustee), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

For purposes of SECTION 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Any reference to the merger, amalgamation or consolidation of the Company or any other entity, or the conveyance, transfer or lease of all or substantially all of the assets of the Company or any other entity, shall include any such transaction by way of a plan of arrangement and any arrangement having a similar effect.

(b) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and this Indenture but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under such Notes or this Indenture.

(c) Notwithstanding SECTIONS 4.1(a)(2), 4.1(a)(3) and 4.1(a)(4) (which do not apply to transactions referred to in this sentence), (a) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (b) any Restricted Subsidiary of the Company may consolidate or otherwise combine with, merge or amalgamate into or transfer all or part of its properties and assets to the Company, provided the Company is the Successor company in any such transaction, (c) any Restricted Subsidiary may consolidate or otherwise combine with, merge or amalgamate into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (d) the Parent Guarantor and its Restricted Subsidiaries may complete any Permitted Tax Restructuring. Notwithstanding SECTIONS 4.1(a)(2) and 4.1(a)(3) (which do not apply to the transactions referred to in this sentence), the Company may consolidate or otherwise combine with or merge or amalgamate into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company.

(d) The foregoing provisions (other than the requirements of SECTION 4.1(a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary of the Company.

(e) The Parent Guarantor may not

(1) consolidate with or merge or amalgamate with or into any Person, or

(2) sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3) permit any Person to merge or amalgamate with or into the Parent Guarantor, unless:

(i) the Parent Guarantor is the continuing Person,

(ii) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Parent Guarantor under the Parent Guarantee, and

(iii) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing.

(f) Notwithstanding SECTION 4.1(e) (which does not apply to transactions referred to in this sentence) (i) the Parent Guarantor may consolidate or otherwise combine with, merge or amalgamate with or into or transfer all or part of its properties and assets to a Guarantor and (ii) any Restricted Subsidiary of the Parent Guarantor may consolidate or otherwise combine with, merge or amalgamate with or into or transfer all or part of its properties and assets to the Parent Guarantor. Notwithstanding SECTION 4.1(e) (which does not apply to transactions referred to in this sentence), the Parent Guarantor may consolidate or otherwise combine with or merge or amalgamate into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Parent Guarantor, reincorporating the Parent Guarantor in another jurisdiction, or changing the legal form of the Parent Guarantor, provided, in each case, that any such transaction does not lessen or negatively alter the form and substance of the Guarantee of the Parent Guarantor or the obligations of the Parent Guarantor and the Company under this Indenture, the Notes and the Note Guarantees, as the case may be.

(g) [Reserved].

(h) No Subsidiary Guarantor may

(1) consolidate with or merge or amalgamate with or into any Person, or

(2) sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3) permit any Person to merge or amalgamate with or into such Subsidiary Guarantor, unless

(i) the other Person is the Parent Guarantor, the Company or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(ii) (1) either (x) the Company or a Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee and this Indenture; and (2) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation, merger or amalgamation) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Parent Guarantor or a Restricted Subsidiary) otherwise permitted by this Indenture.

(i) Notwithstanding SECTION 4.1(h) (which does not apply to transactions referred to in this sentence), any Subsidiary Guarantor may (i) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (ii) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Subsidiary Guarantor, reincorporating the Subsidiary Guarantor in another jurisdiction, or changing the legal form of the Subsidiary Guarantor, which purpose is evidenced in a board resolution adopted by the Board of Directors of the Subsidiary Guarantor, and (iii) complete any Permitted Tax Restructuring, subject to complying with the express terms and conditions of the definition of “Permitted Tax Restructuring.” Notwithstanding anything to the contrary in SECTION 4.1(h) (which does not apply to transactions referred to in this sentence), the Parent Guarantor may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor provided, in each case, that, except as otherwise permitted under SECTION 10.2(b) or other provisions of this Indenture, any such transaction does not lessen or negatively alter the form and substance of the Guarantee of the Subsidiary Guarantor or the obligations of the Subsidiary Guarantor and the Company under this Indenture, the Notes and the Note Guarantees, as the case may be.

ARTICLE V

REDEMPTION OF NOTES

SECTION 5.1. Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of SECTION 5.7 hereof, it must furnish to the Trustee an Officer’s Certificate setting forth the following, at least five (5) days before the notice of redemption is sent to Holders of the Notes pursuant to SECTION 5.3 (or such shorter period as the Trustee may agree):

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

The Company may cancel any optional redemption referenced in such Officer’s Certificate at any time prior to notice of redemption being sent to any Holder and thereafter such Officer’s Certificate shall be null and void.

SECTION 5.2. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased at any time, the Trustee will select the Notes for redemption or purchase in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed and in compliance with the requirements of DTC in the case of global notes, or if Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $1.00 in aggregate principal amount or less shall be redeemed in part.

SECTION 5.3. Notice of Redemption.

(a) At least 15 days but not more than 60 days before a redemption date, the Company will send or cause to be sent, a notice of redemption to each Holder whose Notes are to be redeemed at the address of such Holder appearing in the Notes Register or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to ARTICLES VIII or XI hereof.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9) any conditions to redemption.

(b) Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(c) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

(d) At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee at least five (5) days prior to the date that such notice of redemption is to be delivered to Holders (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in SECTION 5.3(a) in the form of such notice.

SECTION 5.4. Effect of Notice of Redemption. Once notice of redemption is sent in accordance with hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price stated in such notice, as such date may be delayed, unless such redemption is cancelled as set forth in SECTION 5.3(b).

SECTION 5.5. Deposit of Redemption or Purchase Price. By 11:00 a.m. New York City time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent an amount of money sufficient in immediately available funds to pay the redemption or purchase price of and accrued interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest, if any, will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest up to the redemption date shall be paid on the redemption date to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in SECTION 3.1 hereof.

SECTION 5.6. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of a Company Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $100.00 or integral multiples of $1.00.

SECTION 5.7. Optional Redemption.

(a) At any time prior to May 1, 2022, the Company may redeem the Notes in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the redemption date.

(b) At any time and from time to time prior to May 1, 2022, the Company may redeem Notes, at its option, with the Net Cash Proceeds received by the Company from any Equity Offering at a redemption price equal to 106.375% plus accrued and unpaid interest, to but excluding the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under this Indenture (including Additional Notes) remains outstanding immediately thereafter, excluding Notes held by the Company or any of the Restricted Subsidiaries, unless all such Notes are redeemed substantially concurrently. The Trustee shall select the Notes to be purchased in the manner described under SECTIONS 5.1 through 5.6.

(c) Except pursuant to clauses (a) and (b) of this SECTION 5.7 or as otherwise set forth below, the Notes will not be redeemable at the Company’s option prior to May 1 , 2022. The Company will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.

(d) At any time and from time to time on or after May 1, 2022, the Company may redeem the Notes in whole or in part, at its option, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the year indicated below:

Year	Percentage
2022	103.1875%
2023	101.5938%
2024 and thereafter	100.0000%

(e) If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(f) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

SECTION 5.8. Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Company may be required to offer to purchase Notes under SECTION 3.5 and SECTION 3.9. The Company and its Affiliates, may from time to time seek to purchase the Company’s outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 25% in principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with this Indenture provisions described under SECTION 3.10 hereof, such period of continuance of such default or breach shall be 120 days after written notice described in this clause has been given;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent Guarantor or a Significant Subsidiary of the Parent Guarantor other than Indebtedness owed to the Parent Guarantor or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(i) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(ii) results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $100 million or more at any time outstanding;

(5) the Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that, together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary) (the “bankruptcy provisions”)

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a Custodian of it or for substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors;

(v) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(vi) takes any comparable action under any foreign laws relating to insolvency;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a Custodian of the Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries), would constitute a Significant Subsidiary, for substantially all of its property;

(iii) orders the winding up or liquidation of the Parent Guarantor or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iv) or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(7) failure by the Parent Guarantor or any Significant Subsidiary (or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Parent Guarantor and its Restricted Subsidiaries) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $100 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(8) any Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect, other than in accordance with the terms of this Indenture;

(9) (i) any Collateral Document or any material portion thereof, after delivery thereof pursuant to the terms of this Indenture or the Collateral Documents, shall for any reason (other than pursuant to the terms hereof and thereof including as a result of a transaction not prohibited under this Indenture) cease to be in full force and effect with respect to any material portion of the Collateral; or (ii) any security interest in any material portion of the Collateral created, or purported to be created, by any Collateral Document for any reason ceases to be enforceable and of the same effect and priority purported to be created thereby, (x) except to the extent that any such perfection or priority is not required pursuant to the terms of the definition of “Collateral Requirement” or any loss thereof results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(10) the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Collateral Documents except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

SECTION 6.2. Acceleration.

(a) If an Event of Default (other than an Event of Default described in SECTION 6.1(a)(5) or 6.1(a)(6) with respect to the Parent Guarantor or the Company) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee may declare the principal of, and accrued and unpaid interest on, all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in SECTION 6.1(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded if:

(1) the event of default or payment default triggering such Event of Default shall be remedied or cured, or waived by the holders of the Indebtedness; or

(2) the Indebtedness that gave rise to such Event of Default shall have been discharged in full,

in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction. Any time period to cure any alleged default or Event of Default may be extended or stayed by a court of competent jurisdiction.

(b) If an Event of Default described in SECTION 6.1(a)(5) or SECTION 6.1(a)(6) with respect to the Parent Guarantor or the Company occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on, all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in SECTION 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing and the Trustee is informed of such occurrence by the Company, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Company. Except in the case of a Default in the payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), a past or an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal, premium, if any, or interest which may only be waived with the consent of each affected Holder or (ii) a Default or Event of Default in respect of a provision that under SECTION 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Company has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of SECTION 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5. Control by Majority. Subject to certain exceptions, the terms of the Note Documents, the Collateral Documents and the Intercreditor Agreements may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and any compliance with any provisions hereof may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to SECTIONS 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits. Subject to SECTION 6.7, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, SECTION 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in SECTIONS 6.1(a)(1) or 6.1(a)(2) occurs and is continuing, the Trustee may recover judgment in its own name and as Trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest, if any, to the extent lawful) and the amounts provided for in SECTION 7.7.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, their Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a Trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under SECTION 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities.

(a) Subject to the provisions of the Intercreditor Agreements and the Collateral Documents, if the Trustee collects any money or property pursuant to this ARTICLE VI it shall pay out the money or property in the following order:

FIRST: to the Trustee and Collateral Agent for amounts due to it under SECTION 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, if any, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Company, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this SECTION 6.10. At least 15 days before such record date, the Company shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This SECTION 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to SECTION 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and is actually known by a Trust Officer, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreements and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform, on their face, to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this SECTION 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms of this Indenture; and

(4) No provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e), (f) and (g) of this SECTION 7.1.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this SECTION 7.1 and the provisions of the Trust Indenture Act.

SECTION 7.2. Rights of Trustee. Subject to SECTION 7.1:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f) Except with respect to SECTION 3.1 hereof, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in ARTICLE 3 hereof. The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless a Trust Officer of the Trustee has received written notification thereof at the corporate trust office of the Trustee specified in SECTION 3.11, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent and to each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered, and if requested, provided, to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j) Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(n) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.

(o) The permissive rights of the Trustee to act hereunder shall not be construed as a duty.

(p) The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes permitted to be given by them under this Indenture.

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co registrar or co paying agent may do the same with like rights. However, the Trustee must comply with SECTIONS 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has received written notification thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6. Reports by Trustee to Holders of Notes. As promptly as practicable after each May 31st beginning with May 31st following the date of this Indenture, and for so long as the Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with Section 313(a) of the Trust Indenture Act (but if no event described in Section 313(a) of the Trust Indenture Act has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Section 313(b)of the Trust Indenture Act. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act.

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Section 313(d) of the Trust Indenture Act. The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange or delisted therefrom.

SECTION 7.7. Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out of pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Company shall indemnify the Trustee, its officers, directors, employees and agents against any and all fees, loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including without limitation reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final, non-appealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the fees, costs and expenses of enforcing this Indenture (including this SECTION 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee and the Collateral Agent may each have separate counsel and the Company shall pay the fees and expenses of such counsel; provided that the Company shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense provided further that, the Company shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Company’s payment obligations in this SECTION 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture or the termination of this Indenture for any reason or the resignation or removal of the Trustee. The Trustee’s respective right to receive payment of any amounts due under this SECTION 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s payment obligations pursuant to this SECTION 7.7 shall survive the discharge of this Indenture, the resignation or removal of the Trustee pursuant to SECTION 7.8 and any termination or rejection under any Bankruptcy Law. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in SECTION 6.1(a)(5) or 6.1(a)(6), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Section 313(b)(2) of the Trust Indenture Act to the extent applicable.

SECTION 7.8. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1) the Trustee fails to comply with SECTION 7.10 hereof;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Company, promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee have been paid, and subject to the lien provided for in SECTION 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with SECTION 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the Trust Indenture Act, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this SECTION 7.8, the Company’s obligations under SECTION 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor Trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10. Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of Section 310(a)(1), (2) and (5) of the Trust Indenture Act in every respect. The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the Trust Indenture Act; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the Trust Indenture Act any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met.

SECTION 7.11. Preferential Collection of Claims Against the Company. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated.

SECTION 7.12. Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

SECTION 7.13. Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver each Intercreditor Agreement and any other Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date, and in the case of the Trustee, to authorize the Collateral Agent to take any action permitted under the Note Documents. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, each Intercreditor Agreement or any other Collateral Documents, the Trustee and the Collateral Agent each shall have all of the rights, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Company may, at its option and at any time, elect to have either SECTIONS 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this ARTICLE VIII.

SECTION 8.2. Legal Defeasance and Discharge. Upon the Company’s exercise under SECTION 8.1 hereof of the option applicable to this SECTION 8.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in SECTION 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth in SECTION 8.4 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of SECTION 8.5 hereof and the other SECTIONS of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees, this Indenture and the Collateral Documents (and the Trustee, on written demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in SECTION 8.4 hereof;

(2) the Company’s obligations with respect to the Notes under ARTICLE II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and SECTION 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s or Guarantors’ obligations in connection therewith; and

(4) this ARTICLE VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this SECTION 8.2, the Company may exercise its option under SECTION 8.2 notwithstanding the prior exercise of its option under SECTION 8.3 hereof.

SECTION 8.3. Covenant Defeasance. Upon the Company’s exercise under SECTION 8.1 hereof of the option applicable to this SECTION 8.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in SECTION 8.4 hereof, be released from each of their obligations under the covenants contained in SECTIONS 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.16, 3.17, 3.18 and SECTION 4.1 (except SECTION 4.1(a)(1) and SECTION 4.1(a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in SECTION 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under SECTION 6.1 hereof, but, except as specified in this SECTION 8.3, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under SECTION 8.1 hereof of the option applicable to this SECTION 8.3, subject to the satisfaction of the conditions set forth in SECTION 8.4 hereof, SECTIONS 6.1(a)(3) (solely with respect to the defeased covenants listed above), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(7) and 6.1(a)(8) hereof shall not constitute Events of Default.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either SECTIONS 8.2 or 8.3 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust (the “Defeasance Trust”) cash in Dollars or U.S. Government Obligations or a combination thereof for the payment without reinvestment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption; and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions confirming that:

(i) the Company have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(ii) since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders, in their capacity as Holders, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner, and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the Holders, in their capacity as Holders, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(5) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to SECTION 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying Trustee, collectively for purposes of this SECTION 8.5, the “Trustee”) pursuant to SECTION 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to SECTION 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this ARTICLE VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in SECTION 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under SECTION 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6. Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on their written request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as Trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with SECTIONS 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to SECTIONS 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with SECTIONS 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1. Without Consent of Holders. Notwithstanding SECTION 9.2 of this Indenture, the Company, any Guarantor (with respect to its Note Guarantee or this Indenture), if applicable, the Trustee and the Collateral Agent may amend, supplement or modify the Note Documents or the Intercreditor Agreements (or enter into new Intercreditor Agreements), without the consent of any Holder, to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under any Note Document or in connection with its compliance with SECTION 4.1;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5) make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder in any material respect (as determined in the good faith of the Company);

(6) comply with any requirement of the SEC in connection with the qualification or maintenance of the qualification of this Indenture under the Trust Indenture Act;

(7) make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes;

(8) to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Collateral Documents or the Intercreditor Agreements, as applicable;

(9) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document;

(10) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(11) to enter into additional or supplemental Collateral Documents or to provide for the release of Collateral from the Lien pursuant to this Indenture, the Collateral Documents or the Intercreditor Agreements in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements;

(12) secure Junior Priority Indebtedness or First Priority Obligations to the extent permitted under this Indenture, the Collateral Documents and the Intercreditor Agreements;

(13) comply with the rules and procedures of any applicable securities depositary; or

(14) make any amendment to the provisions of this Indenture, the Note Guarantees and/or the Notes as described in clause (i) to the proviso of the definition of GAAP.

Subject to SECTION 9.2 upon the request of the Company, or amendment or supplement to the Note Documents, Intercreditor Agreements or any other Collateral Documents, or entry into a new Intercreditor Agreement, and upon receipt by the Trustee and the Collateral Agent, as applicable, of the documents described in SECTIONS 9.6 and 13.4 hereof, the Trustee and the Collateral Agent, if applicable, will join with the Company and the Guarantors, if applicable, in the execution of such amended or supplemental indenture or supplement to the Note Documents, Intercreditor Agreements or any other Collateral Documents, or such new Intercreditor Agreement, unless such amended or supplemental indenture directly affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or Collateral Agent may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or supplement to the Note Documents, Intercreditor Agreements or any other Collateral Documents.

SECTION 9.2. With Consent of Holders.

(a) Except as provided in this SECTION 9.2, the Company, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement the Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to SECTIONS 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). SECTION 2.12 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this SECTION 9.2.

Upon the request of the Company, and upon the filing with the Trustee and the Collateral Agent (if applicable) of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Collateral Agent, as applicable, of the documents described in SECTIONS 9.6 and 13.4 hereof, the Trustee and the Collateral Agent, if applicable, will join with the Company and the Guarantors, if applicable, in the execution of such amended or supplemental indenture or amendment or supplement to the other Note Documents unless such amended or supplemental indenture or amendment or supplement to the other Note Documents directly affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Collateral Agent, if applicable, may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the other Note Documents.

(b) Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to SECTIONS 3.5 and 3.9);

(3) reduce the principal of or extend the Stated Maturity of any such Note;

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in SECTION 5.7; provided, any amendment to the minimum notice requirement that is set forth in SECTION 5.3 may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;

(5) make any such Note payable in currency other than that stated in such Note;

(6) impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(8) make any change in the provisions of an Intercreditor Agreement or this Indenture relating to the application of proceeds of Collateral that would adversely affect the Holders of Notes in any material respect; or

(9) make any change in the amendment or waiver provisions which require the Holders’ consent described in this SECTION 9.2.

In addition, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of this Indenture and the Collateral Documents with respect to the Notes.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver of any Note Document, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

SECTION 9.3. Compliance with Trust Indenture Act. Every amendment, waiver or supplement to this Indenture or the Notes shall comply with the Trust Indenture Act as then in effect.

SECTION 9.4. Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6. Trustee and Collateral Agent to Sign Amendments. The Trustee and Collateral Agent shall sign any amended or supplemental indenture or supplement to the Note Documents, Intercreditor Agreements or any other Collateral Documents authorized pursuant to this ARTICLE IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Collateral Agent. In executing any amended or supplemental indenture or supplement to the Note Documents, Intercreditor Agreement or any other Collateral Documents, the Trustee and the Collateral Agent will be entitled to receive and (subject to SECTIONS 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by SECTION 13.4 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Company or any Guarantor, as the case may be, in accordance with its terms.

ARTICLE X

GUARANTEE

SECTION 10.1. Guarantee. Subject to the provisions of this ARTICLE X, each of the Parent Guarantor and the other Guarantors hereby fully, unconditionally and irrevocably guarantees (the “Note Guarantees”), as primary obligor and not merely as surety, jointly and severally with each other Guarantor to each Holder of the Notes and to the Trustee, and its successors and assigns the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes, fees, expenses, indemnities and all other obligations and liabilities of the Company under this Indenture (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, the Parent Guarantor or any other Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under SECTION 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each of the Parent Guarantor and the other Guarantors agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Parent Guarantor or other Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Parent Guarantor and the other Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this SECTION 10.1, each of the Parent Guarantor and the other Guarantors hereby agrees that this Indenture shall be executed on behalf of such Parent Guarantor and the other Guarantors by an Officer of such Parent Guarantor or Guarantor.

Each of the Parent Guarantor and the other Guarantors hereby agrees that its Note Guarantee set forth in SECTION 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each of the Parent Guarantor and the other Guarantors further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this ARTICLE X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each of the Parent Guarantor and the other Guarantors waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each of the Parent Guarantors and the other Guarantors waives notice of any default under the Notes or the Guaranteed Obligations.

Each of the Parent Guarantor and the other Guarantors further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in SECTION 10.2, the obligations of each of the Parent Guarantor and the other Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each of the Parent Guarantor and the other Guarantors shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Parent Guarantor or other Guarantor or would otherwise operate as a discharge of such Parent Guarantor or other Guarantor as a matter of law or equity.

Each of the Parent Guarantors and the other Guarantors agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Parent Guarantor or Guarantor is released from its Note Guarantee in compliance with SECTION 10.2, ARTICLE VIII or ARTICLE XI. Each of the Parent Guarantors and the other Guarantors further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest, if any, on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Parent Guarantor or Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Parent

Guarantor and Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Parent Guarantor or Guarantor whether or not a claim for post filing or post-petition interest is allowed in such proceeding).

Each of the Parent Guarantor and the other Guarantors further agrees that, as between such Parent Guarantor and the other Guarantors, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor or Guarantor for the purposes of this Note Guarantee.

Each of the Parent Guarantor and the other Guarantors also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Collateral Agent, Trustee or the Holders in enforcing any rights under this Section.

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each of the Parent Guarantor and the other Guarantors hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Parent Guarantor and the other Guarantors and after giving effect to any collections from or payments made by or on behalf of any other Parent Guarantor and the other Guarantors in respect of the obligations of such other Parent Guarantor or Guarantors under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Parent Guarantor or Guarantors under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Note Guarantee of a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon:

(1) a sale, exchange, transfer or other disposition (including by way of consolidation, merger or amalgamation) of the Capital Stock of such Guarantor as a result of which, such Guarantor ceases to be a Restricted Subsidiary or the sale or disposition of all or substantially all the assets of the Guarantor to a Person other than to the Parent Guarantor or a Restricted Subsidiary, in each case, in accordance with this Indenture;

(2) with respect to Subsidiary Guarantors, the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) the defeasance or discharge of the Notes, as provided in ARTICLES VIII or XI;

(4) [Reserved];

(5) such Subsidiary Guarantor being (or being substantially concurrently) released from all of

(i) its obligations under all of its Guarantees of payment of any Indebtedness under a Credit Facility or

(ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Company or a Subsidiary Guarantor pursuant to SECTION 3.7, the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Subsidiary Guarantor under the Credit Agreement or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated),

(6) upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of the Indenture, or

(7) upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

SECTION 10.3. Right of Contribution. Each of the Parent Guarantor and the other Guarantors hereby agrees that to the extent that any Parent Guarantor or Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Parent Guarantor or Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Parent Guarantor or Guarantor who has not paid its proportionate share of such payment. The provisions of this SECTION 10.3 shall in no respect limit the obligations and liabilities of each of the Parent Guarantor and the other Guarantors to the Trustee and the Holders and each of the Parent Guarantor and the other Guarantors shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Parent Guarantor or Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each of the Parent Guarantor or Guarantors hereunder, none of the Guarantors, including the Parent Guarantor, shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Parent Guarantor or Guarantors seek or be entitled to seek any contribution or reimbursement from the Company or any other Parent Guarantor or Guarantors in respect of payments made by such Parent Guarantor or Guarantors hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Parent Guarantor and the other Guarantors on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Parent Guarantor or Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor or Parent Guarantor, and shall, forthwith upon receipt by such Parent Guarantor or Guarantor, be turned over to the Trustee in the exact form received by such Parent Guarantor or Guarantor (duly endorsed by such Parent Guarantor or Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes and indemnification rights of the Trustee) as to all outstanding Notes issued hereunder, when:

(a) either:

(1) all Notes that have been authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation; or

(2) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b) the Company has deposited or caused to be deposited with the Trustee money in Dollars or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness without reinvestment on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c) the Company has paid or caused to be paid all other sums payable under this Indenture; and

(d) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this SECTION 11.1 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with SECTIONS 11.1(a), 11.1(b) and 11.1(c)).

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of SECTION 7.7 hereof will survive and, if money has been deposited with the Trustee pursuant to clause (b) of this SECTION 11.1, the provisions of SECTIONS 8.6 and 11.2 hereof will survive.

SECTION 11.2. Application of Trust Money. Subject to the provisions of SECTION 8.6 hereof, all money deposited with the Trustee pursuant to SECTION 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with SECTION 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to SECTION 11.1 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

COLLATERAL

SECTION 12.1. Collateral Documents. The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Senior Secured Notes Obligations of the Company and the Guarantors to the Holders, the Trustee or Collateral Agent under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Senior Secured Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee and the Company hereby acknowledge and agree that the Credit Agreement Collateral Agent holds the Collateral in trust for the benefit of itself, the

Holders and the Trustee and pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this SECTION 12.1, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause the Restricted Subsidiaries of the Company to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create and maintain, as security for the Senior Secured Notes Obligations of the Company and the Guarantors to the Senior Secured Notes Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreements and the Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Collateral Documents), in favor of the Collateral Agent for the benefit of itself, the Holders, the Trustee and the Collateral Agent subject to no Liens other than Permitted Liens, and to otherwise comply with the requirements of the Collateral Requirement.

SECTION 12.2. Release of Collateral.

(a) Subject to SECTIONS 12.2(b), 12.2(c) and 12.2(d) hereof, the Liens securing the Notes will be automatically released, and the Trustee shall execute documents evidencing such release, or instruct the Collateral Agent to execute, as applicable, the same at the Company’s sole cost and expense, under one or more of the following circumstances:

(1) in whole upon:

(i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(ii) satisfaction and discharge of this Indenture as set forth under ARTICLE XI; or

(iii) a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under ARTICLE VIII;

(2) in whole or in part, with the consent of the requisite Holders of the Notes in accordance with ARTICLE IX of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes;

(3) in part, as to any asset constituting Collateral:

(i) that is sold or otherwise disposed of in accordance with this Indenture, the Intercreditor Agreements and the Collateral Documents:

(a) by the Company or any Guarantor to any Person that is not the Company or a Guarantor in a transaction permitted by SECTION 3.5 and by the Collateral Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Collateral Documents, or

(b) in connection with the taking of an enforcement action by the Credit Agreement Agent (as defined in the First Lien Intercreditor Agreement) in respect of the First Priority Credit Obligations in accordance with the First Lien Intercreditor Agreement,

(ii) that is held by a Guarantor that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee, or

(iii) that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Intercreditor Agreements and the Collateral Documents.

(b) With respect to any release of Collateral, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the Intercreditor Agreements.

(c) At any time when the maturity of the Notes has been accelerated (whether by declaration or otherwise) in accordance with the terms hereof and the Trustee has delivered notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders, except as otherwise provided in the Intercreditor Agreements.

SECTION 12.3. Suits to Protect the Collateral. Subject to the provisions of ARTICLE VII hereof and the Collateral Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this SECTION 12.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 12.4. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.5. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this ARTICLE XII to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.6. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this ARTICLE XII upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or Trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this ARTICLE XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.7. Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid or (ii) the Company shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of ARTICLE VIII, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to ARTICLE VIII), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Company) all acts reasonably requested by the Company to release such Lien as soon as is reasonably practicable.

SECTION 12.8. Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Documents and the Intercreditor Agreements and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements, and consents and agrees to the terms of the Intercreditor Agreements and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this SECTION 12.8. The provisions of this SECTION 12.8 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor the Company or any of the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in SECTION 12.3. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreements and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditors Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreements by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final nonappeable order of a court of competent jurisdiction) or under or in connection with any Collateral Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a final nonappeable order of a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor or Affiliate of the Company or any Guarantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreements, or for any failure of the Company or any Guarantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreements or to inspect the properties, books, or records of the Company or any Guarantor or the Company’s or any of the Guarantors’ Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability, loss and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with ARTICLE VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this SECTION 12.8).

(f) The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to, at the expense of the Company, petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this SECTION 12.8 (and SECTION 7.7) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) U.S. Bank National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreements, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a final nonappeable order of a court of competent jurisdiction.

(h) The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreements, (iii) make the representations of the Holders set forth in the Collateral Documents and Intercreditor Agreements, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreements and (v) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreements.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to ARTICLE VI, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements.

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions (to the extent applicable).

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders and the Trustee shall have no obligation to the Collateral Agent or any of the Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s or any of the Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l) If the Company or any Guarantor (i) incurs any obligations in respect of First Priority Obligations at any time when neither the Intercreditor Agreement nor any other intercreditor agreement is in effect or at any time when Indebtedness constituting First Priority Obligations entitled to the benefit of the Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Priority Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) If the Company or any Guarantor (i) incurs any obligations in respect of Junior Priority Indebtedness at any time when no Intercreditor Agreement with respect to Junior Priority Indebtedness is in effect or at any time when Indebtedness constituting Junior Priority Indebtedness entitled to the benefit of a junior lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an Intercreditor Agreement (on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the Liens secured by the Notes and Note Guarantees) in favor of a designated agent or representative for the holders of the Junior Priority Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such Intercreditor Agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n) No provision of this Indenture, the Intercreditor Agreements or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(o) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(p) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q) Neither the Collateral Agent nor the Trustee assumes any responsibility for any failure or delay in performance or any breach by the Company or any Guarantor under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Collateral Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(r) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(s) Upon the receipt by the Collateral Agent and the Trustee of a written request of the Company signed by one Officer of the Company (a “Collateral Document Order”), the Collateral Agent and the Trustee are hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Collateral Document to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent and the Trustee pursuant to, and is a Collateral Document Order referred to in, this SECTION 12.8(s), and (ii) instruct the Collateral Agent and the Trustee (if applicable) to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(t) Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreements and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, or as otherwise set forth in the Intercreditor Agreements.

(u) After the occurrence of an Event of Default, the Trustee acting in accordance with the terms of this Indenture may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.

(v) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of SECTION 6.10 hereof and the other provisions of this Indenture.

(w) In each case that the Collateral Agent may or is required hereunder or under any other Note Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Note Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or as otherwise set forth in the

Intercreditor Agreements. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(y) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate, which shall conform to the provisions of SECTION 13.5. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Collateral Documents and the Collateral, except as otherwise set forth in the Intercreditor Agreements.

(aa) The Company shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with SECTION 7.7 and the Intercreditor Agreements.

(bb) The Collateral Agent shall be entitled to all of the rights, privileges and immunities of the Security Agent as set forth in the Intercreditor Agreements, as though fully set forth herein.

SECTION 12.9. Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreements requiring the Company to designate Indebtedness for the purposes of the term “First Lien Obligations”, “Additional First Lien Obligations” (as each such term is defined in the applicable Intercreditor Agreement), “Junior Priority Indebtedness” or any other such designations hereunder or under the Intercreditor Agreements, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Collateral Agent and the Collateral Agent in accordance with the terms of the Intercreditor Agreements. For all purposes hereof and the Intercreditor Agreements, the Company hereby designate the Obligations pursuant to the Credit Agreement as “First Lien Obligations” under the Intercreditor Agreements.

SECTION 12.10. No Impairment of the Security Interests. Except as otherwise permitted under this Indenture, the Intercreditor Agreements and the Collateral Documents, neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.

SECTION 12.11. Insurance. The Company shall maintain insurance, and cause each of its Restricted Subsidiaries to maintain insurance, with financially sound and reputable insurers (and the Company shall use commercially reasonable efforts to name the Collateral Agent as an additional insured or lenders loss payee, as applicable, as soon as possible after the Issue Date), with respect to such of its properties, against such risks, casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Company or any of their Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of the Company so long as such action is consistent with sound business practice or (ii) the Company from obtaining and owning insurance policies covering activities of its Subsidiaries.

SECTION 12.12. After Acquired Property. No later than ninety (90) days after the acquisition by the Company or any Guarantor of any Material Real Property as determined by the Parent Guarantor (acting reasonably and in good faith and in a manner consistent with the procedures outlined in the Credit Agreement, to the extent applicable) (or such longer period as the Collateral Agent may agree in writing in consultation with the Senior Secured Notes Secured Parties) that is required to be provided as Collateral pursuant to the Collateral Requirement, the Company or such Guarantor shall cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Senior Secured Notes Secured Parties and take, or cause the relevant Guarantor to take, such actions as shall be necessary or reasonably requested by the Trustee to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral Requirement and to otherwise comply with the requirements of the Collateral Requirement.

SECTION 12.13. Maintenance of Property and Insurance.

(a) The Parent Guarantor will, and will cause each of the Restricted Subsidiaries to, keep all of their respective property material to the operation of the business of the Parent Guarantor and the Restricted Subsidiaries, taken as a whole, in good working order and condition in all material respects, ordinary wear and tear and fire, casualty and condemnation excepted; provided, that the Parent Guarantor shall not be obligated to comply with the foregoing provisions of this SECTION 12.13 to the extent that the failure to do so is not adverse in any material respect to Parent Guarantor and its Restricted Subsidiaries.

(b) The Parent Guarantor will, and will cause each of the Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies on all property material to the operation of the business of the Parent Guarantor and the Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are determined by the Parent Guarantor in good faith to be reasonable and prudent, taking into account the risks that are usually insured against in the same general area by companies engaged in the same business or a business that the Parent Guarantor deems reasonably similar.

SECTION 12.14. Further Assurances. The Company and the Guarantors, at their sole cost and expense and subject to the Intercreditor Agreements, will execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, certificates, assurances and other agreements or instruments and shall take all further action, as may be required from time to time in order to:

(a) carry out the terms and provisions of the Collateral Documents;

(b) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby;

(c) perfect and maintain the validity, enforceability, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and

(d) assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent any of the rights granted now or hereafter intended by the parties thereto to be granted to the Collateral Agent under the Collateral Documents or under any other instrument executed in connection herewith.

If the Collateral Agent reasonably determines, in consultation with the Senior Secured Notes Secured Parties, that it is required by applicable Law to have appraisals prepared in respect of the Real Property of the Company or any Guarantor subject to a Mortgage constituting Collateral, the Company shall provide to the Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

SECTION 12.15. Filing, Recording and Opinions. The Company shall comply with Sections 314(b) and 314(d) of the Trust Indenture Act. To the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to Section 314(b)(2) of the Trust Indenture Act, the Company shall furnish such opinion within 120 days after the end of each fiscal year of the Company. Notwithstanding anything to the contrary herein, the Company and the Guarantors shall not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders whether issued to the Company or any other Person, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. The Company’s and the Guarantors’ right to rely on the above will be conditioned upon the Company delivering an Officer’s Certificate to the Trustee within 30 calendar days following the end of each six-month period beginning on June 15 and December 15 of each year, commencing on December 15, 2019, to the effect that all such releases and withdrawals during the preceding six-month period were in the ordinary course of the Company’s or the Guarantors’ business.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Section 318(c) of the Trust Indenture Act in respect of sections of the Trust Indenture Act that are incorporated by reference in this Indenture pursuant to SECTION 1.3, the imposed duties shall control.

SECTION 13.2. Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first class mail, postage prepaid, addressed as follows:

if to the Company, or any Guarantor:

iHeartCommunications, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

Attention: Chief Financial Officer

Facsimile: (210) 832-2828

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: James S. Rowe

                 Ana Sempertegui

                 Brian Wolfe

Facsimile: (312) 862-2200

if to the Trustee or the Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

U.S. Bank National Association

US Bank Global Corporate Trust

333 Commerce Street, Suite 800

Nashville, Tennessee 37201

Attention: Wally Jones

Facsimile: (615) 251-0737

The Company, the Trustee or the Collateral Agent by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Company, or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 13.3. Communication by Holders with other Holders. Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act.

SECTION 13.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in SECTION 13.5 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the Notes or the Collateral Documents relating to the proposed action have been satisfied and all covenants have been complied with; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in SECTION 13.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

SECTION 13.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture, the Notes or Collateral Documents shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.6. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.7. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment. If a payment date or redemption date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.8. Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.9. Jurisdiction. The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.10. Waivers of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT AND THE HOLDERS BY ACCEPTANCE OF THIS INDENTURE AND THE NOTES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.11. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.12. No Recourse Against Others. No director, member, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The parties acknowledge such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 13.13. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 13.14. Table of Contents; Headings. The table of contents, cross reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and the Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.16. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.17. FCC. Notwithstanding anything to the contrary contained herein or in any of the Note Documents, neither the Trustee nor the Holders, nor any of their agents, will take any action pursuant to any Note Documents that would constitute or result in (i) any violation of the Communications Laws, or (ii) any assignment of any FCC Authorization or any transfer of control thereof, within the meaning of 310(d) of the Communications Act of 1934 or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC. Each of the Parent Guarantor, the Company and the Restricted Subsidiaries will cooperate fully in the preparation and prosecution of such FCC applications as may be necessary to secure such approvals of the FCC for such assignments of licenses or transfers of control in a manner consistent with the Note Documents.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

IHEARTCOMMUNICATIONS, INC.

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

IHEARTMEDIA CAPITAL I, LLC

By:	/s/ Richard J. Bressler

Name: Richard J. Bressler
Title: President and Chief Financial Officer

AMFM BROADCASTING LICENSES, LLC

AMFM BROADCASTING, INC.

AMFM OPERATING INC.

AMFM RADIO LICENSES, LLC

AMFM TEXAS BROADCASTING, LP

AMFM TEXAS LICENSES, LLC

AMFM TEXAS, LLC

BROADER MEDIA, LLC

CAPSTAR RADIO OPERATING COMPANY

CAPSTAR TX, LLC

CC BROADCAST HOLDINGS, INC.

CC FINCO HOLDINGS, LLC

CC FINCO, LLC

CC LICENSES, LLC

CC OUTDOOR HOLDINGS, INC.

CHRISTAL RADIO SALES, INC.

CINE GUARANTORS II, INC.

CITICASTERS CO.

CITICASTERS LICENSES, INC.

CLEAR CHANNEL BROADCASTING LICENSES, INC.

CLEAR CHANNEL INVESTMENTS, INC.

CLEAR CHANNEL METRO, LLC

CLEAR CHANNEL MEXICO HOLDINGS, INC.

CLEAR CHANNEL REAL ESTATE, LLC

CLEAR CHANNEL REAL ESTATE SERVICES, LLC

CRITICAL MASS MEDIA, INC.

[Signature Page—Indenture]

IHEART OPERATIONS, INC.

IHEARTMEDIA + ENTERTAINMENT, INC.

IHEARTMEDIA MANAGEMENT SERVICES, INC.

IHEARTMEDIA TOWER CO. HOLDINGS, LLC

IHM IDENTITY, INC.

KATZ COMMUNICATIONS, INC.

KATZ MEDIA GROUP, INC.

KATZ MILLENNIUM SALES & MARKETING INC.

KATZ NET RADIO SALES, INC.

METRO NETWORKS SERVICES, INC.

METRO NETWORKS COMMUNICATIONS, LP

M STREET CORPORATION

PREMIERE NETWORKS, INC.

SMARTROUTE SYSTEMS, INC.

STUFF MEDIA, LLC

TERRESTRIAL RF LICENSING, INC.

TLAC, INC.

TTWN MEDIA NETWORKS, LLC

TTWN NETWORKS, LLC

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

[Signature Page—Indenture]

U.S. Bank National Association, as Trustee and as Collateral Agent

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature Page—Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL NOTE]

[Depository Legend, if applicable]

[Original Issue Discount Legend, if applicable. THE NOTES MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE NOTES MAY BE OBTAINED BY WRITING TO THE COMPANY AT ITS ADDRESS AS SPECIFIED IN THE INDENTURE.]

A-1

No. [___]	Principal Amount $[________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1]

CUSIP No. [___][2]____________________

IHEARTCOMMUNICATIONS, INC.

6.375% Senior Secured Notes due 2026

iHeartCommunications, Inc., a Texas corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of ____________________ Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on May 1, 2026.

Interest Payment Dates: February 1 and August 1, commencing on February 1, 20203

Record Dates: January 15 and July 15

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only.
[2]	CUSIP Number for Initial Notes: 45174H BC0.
[3]	In the case of Notes issued on the Issue Date.

A-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

IHEARTCOMMUNICATIONS, INC.

By:

Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within mentioned Indenture.

U.S. Bank National Association, as Trustee

By:
Authorized signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]

IHEARTCOMMUNICATIONS, INC.

6.375% Senior Secured Notes due 2026

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.	Interest

iHeartCommunications, Inc., a Texas corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.375% per annum from May 1, 20194 until maturity. The Company will pay interest semiannually in arrears every February 1st and August 1st of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be February 1, 2020.5 The Company shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360 day year comprised of twelve 30 day months.

2.	Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, and interest on any Note is due and payable, the Company shall deposit with the Paying Agent an amount of money sufficient in immediately available funds to pay such principal, premium, if any, and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the preceding January 15 and July 15 at the office or agency of the Company maintained for such purpose pursuant to SECTION 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to SECTION 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes

[4]	In the case of Notes issued on the Issue Date.
[5]	In the case of Notes issued on the Issue Date.

represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.	Paying Agent and Registrar

The Company initially appoints U.S. Bank National Association, the trustee (the “Trustee”), as Registrar and Paying Agent for the Notes. The Company may change any Registrar or Paying Agent without prior notice to the Holders. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.	Indenture

The Company issued the Notes under an Indenture dated as of May 1, 2019 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors party thereto and the Trustee and Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail.

5.	Covenants

The terms of the Notes contain covenants of the Parent Guarantor and its Restricted Subsidiaries, including but not limited to those set forth in Articles III and IV of the Indenture.

6.	Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post filing or post-petition interest) on the Notes, the Obligations of the Company under the Indenture and the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally Guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

7.	Redemption

(a) At any time prior to May 1, 2022, the Company may redeem the Notes in whole or in part, at its option, upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of the Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time and from time to time prior to May 1, 2022, the Company may redeem Notes, at its option, with the Net Cash Proceeds received by the Company from any Equity Offering at a redemption price equal to 106.375% plus accrued and unpaid interest, if any, to but excluding the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately thereafter, excluding Notes held by the Company or any of the Restricted Subsidiaries, unless all such Notes are redeemed substantially concurrently. The Trustee shall select the Notes to be purchased in the manner described under SECTIONS 5.1 through 5.6 of the Indenture.

(c) Except pursuant to clauses (a) and (b) of this paragraph 7 or as otherwise set forth below, the Notes will not be redeemable at the Company’s option prior to May 1, 2022.

(d) At any time and from time to time on or after May 1, 2022, the Company may redeem the Notes in whole or in part, at its option, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on May 1 of the year indicated below:

Year	Percentage
2022	103.1875%
2023	101.5938%
2024 and thereafter	100.0000%

(e) Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(f) If the optional Redemption Date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(g) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(h) Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of SECTIONS 5.1 through 5.6 of the Indenture.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Company may be required to offer to purchase Notes under SECTION 3.5 and SECTION 3.9 of the Indenture. The Company and its Affiliates, may from time to time seek to purchase the Company’s outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise.

8.	Repurchase Provisions

If a Change of Control occurs, unless the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes under SECTION 5.7, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that (1) if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date; and (2) if the Company delivered a redemption notice but subsequently did not redeem all outstanding Notes pursuant to the terms of the Indenture, then the Company shall make a Change of Control Offer and otherwise comply with the terms of SECTION 3.9 of the Indenture.

In connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making a such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior written notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

Upon certain Asset Sales, the Company may be required to use the Excess Proceeds from such Asset Sales to offer to offer to purchase Notes in accordance with the procedures set forth in SECTION 3.5 and in ARTICLE V of the Indenture.

9.	Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $100.00 and any integral multiple of $1.00. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the sending of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such sending or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	[Reserved].

12.	Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, interest, if any, on the Notes to redemption or maturity, as the case may be pursuant to the terms of Articles VIII and XI of the Indenture.

13.	Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreements may be amended, supplemented or otherwise modified or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes pursuant to the terms of Article IX of the Indenture. Without notice to or the consent of any Holder, the Company, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreements as provided in the Indenture.

14.	Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or certain Guarantors) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, and any other monetary obligations on all the Notes to be due and payable immediately pursuant to the terms of Article VI of the Indenture. Upon the effectiveness of such declaration, such principal, premium, interest, if any, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Company or certain Guarantors occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences pursuant to the terms of Article VI of the Indenture.

15.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign.

16.	No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, as such (other than the Company and the Guarantors), shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees, the Collateral Documents, the Intercreditor Agreements or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.	CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

iHeartCommunications, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

Attention: Chief Financial Officer

21.	Security

The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreements, and to perform their obligations and exercise their rights thereunder in accordance therewith.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ______________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

Signature

Signature Guarantee:
(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount Of this Global Note	Principal Amount of this Global Note following such Decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to SECTION 3.5 or 3.9 of the Indenture, check either box:

SECTION 3.5 ☐                SECTION 3.9 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to SECTION 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $100.00 or an integral multiple of $1.00): $________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):___________________.

Date:	Your Signature
(Sign exactly as your name appears on the other Side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad 15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [    ], 20[    ], by and among the parties that are signatories hereto with respect to the Indenture referred to below.

WITNESSETH:

WHEREAS, each of the Company, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an indenture dated as of May 1, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $799,999,940 of 6.375% Senior Secured Notes due 2026 (the “Notes”) of the Company;

WHEREAS, the Indenture provides that under certain circumstances certain subsidiaries of the Parent Guarantor shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture to which such Subsidiary (the “Guaranteeing Subsidiary”) shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to SECTION 9.1 of the Indenture, the Company, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1 Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2 Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to ARTICLE X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1 Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

Section 3.2 Release of Guarantee. This Note Guarantee shall be released in accordance with SECTION 10.2 of the Indenture.

Section 3.3 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.4 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.5 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.6 Benefits Acknowledged. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

Section 3.7 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.8 The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.9 Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.10 Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

Section 3.11 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR],
as a Guarantor

By:
Name:
Title:

[ADDRESS FOR NOTICES]

Acknowledged by:

IHEARTCOMMUNICATIONS, INC.

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

U.S. Bank National Association, as Trustee
and Collateral Agent

By:
Name:
Title:

[Signature Page to Supplemental Indenture]